                                                                     EXHIBIT 2.1


                           STOCK PURCHASE AGREEMENT

                           DATED AS OF MARCH 6, 1998

                                     AMONG

                            NORTHWEST PIPE COMPANY

                            SOUTHWESTERN PIPE, INC.

                            P & H TUBE CORPORATION

                                     AND

                 THE SHAREHOLDERS OF SOUTHWESTERN PIPE, INC.
                          AND P & H TUBE CORPORATION

                               TABLE OF CONTENTS

                                                                                            Page No.
                                                                                            --------
                                                ARTICLE 1
                     Definitions and Principles of Interpretation.....................          1
               1.1   Defined Terms....................................................          1
               1.2   Other Defined Terms..............................................          7
               1.3   Certain Rules of Interpretation..................................          8
               1.4   Exhibits and Schedules...........................................          8
               1.5   Accounting Principles............................................          8

                                                ARTICLE 2
                     Sale and Purchase of Shares; Purchase Price Adjustment;
                      Payment of the Purchase Price...................................          9
               2.1   Sale and Purchase................................................          9
               2.2   Purchase Price...................................................          9
               2.3   Physical Inventory; Audit; Closing Balance Sheet.................          9
               2.4   Purchase Price Adjustment........................................         10
               2.5   Payment of Purchase Price by Buyer...............................         11

                                                ARTICLE 3
                     Closing.........................................................          12
               3.1   Closing of Sale and Purchase.....................................         12
               3.2   Deliveries by the Shareholders and the SP Companies..............         12
               3.3   Deliveries by Buyer..............................................         13

                                                ARTICLE 4
                     Representations and Warranties of the Shareholders...............         13
               4.1   No Broker, Etc...................................................         13
               4.2   Title to Shares..................................................         13
               4.3   Authorization; Enforceability....................................         14

                                                ARTICLE 5
                     Representations and Warranties of the SP Companies and the
                      Shareholders....................................................         14
               5.1   Organization and Qualification...................................         14
               5.2   Capitalization...................................................         14
               5.3   Subsidiaries.....................................................         15
               5.4   Authority Relative to this Agreement.............................         15
               5.5   Financial Statements.............................................         16
               5.6   Absence of Certain Changes or Events.............................         17
               5.7   Litigation.......................................................         18
               5.8   Taxes............................................................         18
               5.9   Compliance with Permits, Applicable Laws and Agreements..........         20
               5.10  Employee Plans and Benefit Arrangements..........................         20
               5.11  Employee Contracts...............................................         23
               5.12  Real Property....................................................         23
               5.13  Tangible Personal Property.......................................         24
               5.14  Intangible Property..............................................         24
               5.15  Title to Assets..................................................         25
               5.16  Inventories and Receivables......................................         26
               5.17  Contracts........................................................         26
               5.18  Suppliers and Customers..........................................         27
               5.19  Products; Product Warranties.....................................         27
               5.20  Environmental Matters............................................         28
               5.21  Transactions with Certain Persons................................         29
               5.22  Absence of Certain Payments......................................         29
               5.23  Records..........................................................         29
               5.24  Insurance........................................................         30
               5.25  Bank Accounts....................................................         30
               5.26  Directors, Officers and Managerial Employees.....................         30
               5.27  No Broker, Etc...................................................         31
               5.28  Other Negotiations...............................................         31
               5.29  No Material Adverse Effect.......................................         31
               5.30  No Untrue Statement or Omission..................................         31

                                                ARTICLE 6
                     Representations and Warranties of Buyer..........................         32
               6.1   Organization and Qualification...................................         32
               6.2   Authority Relative to this Agreement.............................         32
               6.3   No Broker, Etc...................................................         32
               6.4   Securities Act Representations...................................         33
               6.5   No Untrue Statement or Omission..................................         33

                                                ARTICLE 7
                     Tax Matters......................................................         33
               7.1   Tax Payment and Tax Return Filing Responsibilities...............         33
               7.2   Tax Sharing and Indemnification..................................         34
               7.3   Cooperation......................................................         35

                                                ARTICLE 8
                      Additional Agreements and Covenants.............................         36
               8.1    Access to Records and Personnel After Closing...................         36
               8.2    Further Assurances..............................................         36
               8.3    Release of Obligations under Loan Agreement.....................         37
               8.4    Patent Assignment...............................................         37
               8.5    Noncompetition, Nonsolicitation and Confidentiality.............         37

                                                ARTICLE 9
                      Survival and Indemnification....................................         39
               9.1    Survival........................................................         39
               9.2    Indemnification by the Shareholders.............................         40
               9.3    Indemnification by Buyer........................................         41
               9.4    Notification and Defense of Claims or Actions...................         41
               9.5    Use of Escrow Funds for Indemnification.........................         42
               9.6    Reliance........................................................         42
               9.7    Purchase Price Adjustments......................................         42

                                                ARTICLE 10
                       General Provisions..............................................        43
              10.1    Expenses.........................................................        43
              10.2    Public Announcements.............................................        43
              10.3    Notices, Etc.....................................................        43
              10.4    Attorneys' Fees..................................................        44
              10.5    Severability.....................................................        44
              10.6    Remedies.........................................................        44
              10.7    No Third-Party Beneficiaries.....................................        45
              10.8    Governing Law....................................................        45
              10.9    Assignment and Binding Effect....................................        45
              10.10   Arbitration......................................................        45
              10.11   Shareholders' Representative.....................................        46
              10.12   Entire Agreement.................................................        46
              10.13   Counterparts.....................................................        46
              10.14   Amendment........................................................        46

                            STOCK PURCHASE AGREEMENT

          STOCK PURCHASE AGREEMENT (hereinafter called "Agreement"), dated as of March 6, 1998, among NORTHWEST PIPE COMPANY, an Oregon corporation ("Buyer"), SOUTHWESTERN PIPE, INC., a Texas corporation ("Southwestern"), P&H TUBE CORPORATION, a Texas corporation ("P&H Tube") (Southwestern and P&H Tube are sometimes referred to herein individually as an "SP Company" and together as the "SP Companies"), LEWIS FAMILY INVESTMENTS PARTNERSHIP, LTD., PHILIP C. LEWIS, HOSEA E. HENDERSON, DON S. BRZOWSKIE, WILLIAM H. COTTLE, BARRY J. DEBROECK, HORACE M. JORDAN and WILLIAM B. STUESSY, (together, the "Shareholders").

                                    RECITALS

          A. The Shareholders own 149,800 shares of common stock, par value $.01 per share, of Southwestern (the "Southwestern Stock"), which shares constitute all of the issued and outstanding shares of capital stock of Southwestern.

          B. The Shareholders own 224,700 shares of common stock, par value $.01 per share, of P&H Tube (the "P&H Tube Stock"), which shares constitute all of the issued and outstanding shares of capital stock of P&H Tube.

          C. Buyer wishes to purchase the Southwestern Stock and the P&H Tube Stock from the Shareholders and the Shareholders wish to sell the Southwestern Stock and P&H Tube Stock to Buyer, in accordance with the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the parties hereby agree as follows:


                                   ARTICLE 1

                 DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1       DEFINED TERMS

          As used in this Agreement, the following terms shall have the respective meanings set forth below:

          "Affiliate": As to any Person, any other Person which, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

          "Affiliated Group": An "affiliated group" as defined in Section 1504(a) of the Code.

          "Authorized Representative": As to any Person, such Person's officers, directors, employees, counsel and accountants.

          "Business Records": All originals and copies of all operating data and records of each of the SP Companies including, without limitation, financial, accounting and bookkeeping books and records, customer complaint files, product quality documentation, purchase and sale orders and invoices, sales data, sales promotional data, advertising materials, marketing analyses, past and present price lists, past and present customer service files, credit files, warranty files, batch and product serial number records and files, written operating methods and procedures, specifications, operating records and other information related to the Tangible Personal Property, reference catalogues, insurance files, personnel records and other records, on whatever media, pertaining to the SP Companies, or to customers or suppliers of, or any other Persons having contracts or other business relationships with, either of the SP Companies.

          "Buyer's Accountants":  Coopers & Lybrand, LLP.

          "Buyer's Disclosure Schedule": The disclosure schedule dated the date of this Agreement, delivered by Buyer to the Shareholders and attached hereto.

          "Claims Period": Except as otherwise specifically provided in Article 9, the period beginning on the Closing Date and ending on the second anniversary of the Closing Date.

          "Code": The Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

          "Consent": Any consent, permission, approval or authorization of or by any Person.

          "Contract": Any written or oral contract, purchase or sale order, real or personal property lease or sale agreement, Lien, promissory note, loan agreement, guaranty or other agreement to which either of the SP Companies is a party or by which either of the SP Companies is bound (other than the Employee Contracts and the Minor Contracts) including, without limitation, all distributor, sales representative and dealer agreements, joint venture and teaming agreements, purchase and supply contracts, maintenance contracts, license and royalty agreements, government contracts, partnering agreements, indebtedness instruments, letters of credit, performance bonds, currency contracts, agreements with respect to guaranties, suretyships, covenants not to compete or solicit, confidentiality agreements and indemnification agreements, purchase and all other contracts and agreements whatsoever, by or for the benefit of either of the SP Companies, or by which either of the SP Companies is bound, and all amendments relating to any of the foregoing.

          "Corporate Records": For each of the SP Companies, the articles of incorporation (including all amendments thereto), bylaws (including all amendments thereto), minutes, unanimous written consents, resolutions, stock records, stock transfer ledger, canceled certificates and other documents customarily contained in corporate minute books.

2 - STOCK PURCHASE AGREEMENT

          "Employee Contract": Any written or oral contract, agreement, arrangement, policy, program, plan or practice (exclusive of any such contract, agreement, arrangement, policy, program, plan or practice which is terminable within thirty (30) days without liability to either of the SP Companies), directly or indirectly providing for or relating to any employment, consulting, remuneration, compensation or benefit, severance or other similar arrangement, insurance coverage (including any self-insured arrangements), medical-surgical-hospital or other health benefits, workers' compensation, disability benefits, supplemental employment benefits, vacation benefits and other forms of paid or unpaid leave, retirement benefits, tuition reimbursement, deferred compensation, savings or bonus plans, profit-sharing, stock options, stock appreciation rights, or other forms of incentive compensation or post-retirement compensation or benefit, employment guarantee or security, or limitation on right to discipline or discharge, or relating to confidentiality, nonsolicitation, ownership of inventions, noncompetition or the like, which (i) is not an Employee Plan, (ii) has been entered into or maintained, as the case may be, by either of the SP Companies and (iii) covers any one or more Employee.

          "Environmental Laws": All present federal, state and local laws (whether under common law, statute, rule or regulation), Permits, and other requirements of Governmental Authorities relating to the protection of human health or the environment or to any Hazardous Materials. Such laws include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act; Resource Conservation and Recovery Act; Clean Water Act; Clean Air Act; Hazardous Materials Transportation Act; Toxic Substances Control Act; Occupational Safety and Health Act; and their state and local counterparts.

          "Environmental Liabilities": Any Loss suffered or incurred by Buyer or the SP Companies by reason of, or in connection with, any of the conditions, circumstances, processes or events described in any of the reports listed in
Schedule 5.20, provided that such Loss is suffered or incurred (i) in order to comply with the requirements of Environmental Laws, (ii) in response to any notice, order, investigation, requirement or Proceeding of any federal, state or local regulatory agency or authority, (iii) in response to any third party litigation or (iv) as a preventative measure that is designed to address, reduce or mitigate a potential future Loss in a manner that is consistent with prudent business practices and that has been approved in writing by the Shareholders' Representative (or if not so approved, as determined through arbitration to be necessary to address, reduce or mitigate a potential future Loss).

          "ERISA": The Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder.

          "ERISA Affiliates": Any trade or business, whether or not incorporated, that is now or has at any time in the past been treated as a single employer with either of the SP Companies under Section 414(b) or (c) of the Code and the Treasury Regulations thereunder.

          "Escrow Agent":  Chase Bank of Texas, National Association.

3 - STOCK PURCHASE AGREEMENT

          "Escrow Funds": The sum of $4,750,000 which shall be held by the Escrow Agent and disbursed pursuant to the terms of the Escrow Agreement.

          "GAAP": United States generally accepted accounting principles as promulgated from time to time by the Financial Accounting Standards Board.

          "Governmental Authority": Any United States federal, state or municipal entity, any foreign government, and any political subdivision or other executive, legislative, administrative, judicial, quasi-judicial or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign.

          "Hazardous Materials": Any and all hazardous, toxic or infectious substances, materials or wastes and any other pollutant or contaminant as defined or listed under any of the Environmental Laws, including, but not be limited to, asbestos, petroleum or petroleum products, including crude oil and any fraction thereof.

          "Intangible Property": All intellectual property rights, including, but not limited to, patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, tradenames, copyrights, licenses and customer lists, proprietary processes, formulae, inventions, trade secrets, know-how, development tools and other proprietary rights used by either of the SP Companies pertaining to any product, software or service manufactured, marketed, licensed or sold by either of the SP Companies in the conduct of its business or used, employed or exploited, or available for use, in the development, manufacturing, licensing, sale, marketing, distribution or maintenance thereof, and all documentation and media constituting, describing or relating to the above, including, but not limited to, manuals, memoranda, know-how, notebooks, software, records and disclosures.

          "Knowledge": As to any Person, that which such Person actually knows or should know after reasonable investigation regarding the relevant matter and, in the case of the Warranting Parties' Knowledge, that which Philip C. Lewis, Bill Cottle, Bill Stuessy, Don Brzowskie, Sharon Keene, Bob Stagg, Bob Walton, Tom Sanders, David Dillon, Mike Jordan or John Nussbaum actually know or should know after reasonable investigation regarding the relevant matter.

          "Lien": Any mortgage, pledge, lien, charge, encumbrance, security interest or claim of any kind.

          "Litigation Liabilities": Any Loss suffered or incurred by Buyer or the SP Companies by reason of, or in connection with, that certain action generally described as Geape v. Southwestern Pipe, Inc. pending in the Circuit Court of Howard County, Maryland, Case No. 96-CA-33197 and any other claims or actions related thereto.

          "Loss": Any and all loss, damage, claim, obligation, liability, penalty, cost, expense or other damage (including, without limitation, reasonable attorney and other professional fees and

4 - STOCK PURCHASE AGREEMENT
costs and expenses incurred in investigating, preparing, defending against or prosecuting any Proceeding).

          "Material Adverse Effect": An effect on the business, properties, assets, condition (financial or otherwise), liabilities, operations or prospects of one or both of the SP Companies in an amount in excess of $50,000.

          "Minor Contracts": Any blanket inventory purchase order by either of the SP Companies in an aggregate amount of less than $10,000 annually and of a duration of less than one year, any other purchase or sale order by either of the SP Companies under $10,000, and any agreements relating to office equipment, production support equipment, maintenance, security or utilities, or other contracts and agreements which, in the aggregate for all contracts and/or agreements with any one Person, result in the incurrence of annual expenditures by either of the SP Companies of less than $10,000.

          "Order": Any judgment, writ, injunction, order, directive, ruling or decree of any arbitrator or any court or other Governmental Authority.

          "Permit": Any permit, license, franchise, consent, variance, exemption, or approval issued or granted by, or authorization of, or filing, registration, qualification, declaration or designation with, any Governmental Authority.

          "Person": Any individual or corporation, company, general partnership, limited partnership, limited liability company, limited liability partnership, trust, incorporated or unincorporated association, joint venture, Governmental Authority or other entity of any kind.

          "Preexisting Liabilities": Any Loss suffered or incurred by Buyer or the SP Companies by reason of, or in connection with, any action or inaction on or before May 3, 1997 of any Shareholder, SPAX Incorporated, a Delaware corporation, Southwestern Pipe, Inc., a Delaware corporation, SeaCAT Corporation, a Texas corporation, SPI Acquisition Corp., a Texas corporation, either of the SP Companies or any other Person to which either of the SP Companies is or is deemed to be a successor in interest, whether directly or indirectly (including, without limitation, by merger, under applicable Environmental Laws or otherwise), including, without limitation, any liabilities assumed by the SP Companies under Bill of Sale and Assumption of Liabilities agreements dated April 30, 1997 or otherwise in connection with the reorganization effected pursuant to the Reorganization Agreement dated May 1, 1997 by and among SPAX Incorporated, Southwestern Pipe, Inc. and the stockholders of SPAX Incorporated, but not including any liabilities disclosed in the Financial Statements or the SP Companies' Disclosure Schedules.

          "Proceeding": Any claim, suit, action, arbitration, investigation or proceeding.

          "Real Property": All real property now or in the past owned, leased or occupied by either of the SP Companies or any other Person to which either of the SP Companies is or is deemed to be a successor in interest, whether directly or indirectly (including, without limitation, by

5 - STOCK PURCHASE AGREEMENT
merger, under applicable Environmental Laws or otherwise), or in which either of the SP Companies or any such other Person has now or in the past had any interest, together with (i) all buildings and improvements located thereon and
(ii) all rights, privileges, interests, easements, hereditaments and appurtenances relating thereto.

          "Release": Any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping or disposing into the environment of Hazardous Materials which violates Environmental Laws or Permits.

          "Relevant Insider": Any officer, director, manager or purchasing agent of either of the SP Companies.

          "Securities Act":  The Securities Act of 1933, as amended.

          "Shareholders' Disclosure Schedule": The disclosure schedule dated the date of this Agreement, delivered by the Shareholders to Buyer and attached hereto.

          "SP Companies' Accountants":  Deloitte & Touche LLP.

          "SP Companies' Disclosure Schedule": The disclosure schedule dated the date of this Agreement, delivered by the SP Companies to Buyer and attached hereto.

          "Subsidiary": As to any Person, any other Person of which at least the majority of the equity or voting interests are owned, directly or indirectly, by such first Person.

          "Tangible Personal Property": All tangible personal property (other than inventory) used to conduct the business of either of the SP Companies including, without limitation, production and processing equipment, warehouse equipment, computer hardware, furniture and fixtures, transportation equipment, leasehold improvements, supplies and other tangible assets, together with any transferable manufacturer or vendor warranties related thereto.

          "Tax": Any income, excise, franchise, sales, use, transfer, gross receipts, payroll, personal property, real property, occupancy or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any related addition to tax, interest or penalty thereon, of any Governmental Authority.

          "Tax Affiliate": With respect to any Person, any other Person that is a member of the same Affiliated Group as such Person.

          "Tax Period" or "Taxable Period": Any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

          "Tax Return": Any type of return or report required to be filed as a result of any Tax, and any return or informational report required to be filed under the Code including, but not limited to, IRS forms 941, 1099 and 5500.

6 - STOCK PURCHASE AGREEMENT

          "Transaction": The execution, delivery and performance of this Agreement and the other agreements contemplated hereby, including the sale and purchase of the Southwestern Stock and P&H Tube Stock and the other actions required in connection therewith.

1.2       OTHER DEFINED TERMS

     Term                                Section
     ----                                -------
     Affected Employees                  8.7
     Audit                               2.3.2
     Benefit Arrangement                 5.10.1
     Buyer                               Introductory Paragraph
     Buyer's Minimum Amount              9.3
     Closing                             3.1
     Closing Balance Sheets              2.3.2
     Closing Date                        3.1
     Closing Date Payment                2.5.2
     COBRA                               5.10.10
     Current Real Property               5.12
     Disclosing Party                    9.6
     Employee Plan                       5.10
     Employees                           5.10.1
     Escrow Agreement                    3.2.2
     Financial Statements                5.5.1
     HSR Act                             5.4.5
     Indemnified Party                   9.4
     Indemnity Obligor                   9.4
     Insurance                           5.24.1
     Material Adverse Effect             5.1
     Material Permits                    5.9.1
     Objection Notice                    2.3.4
     P&H Tube                            Introductory Paragraph
     Purchase Price                      2.2
     Purchase Price Adjustment           2.4.1
     Registered Intangible Property      5.14.1
     Related Person                      5.21
     Shareholders                        Introductory Paragraph
     Shareholders' Minimum Amount        9.2
     Shareholders' Representative        2.3.4
     Southwestern                        Introductory Paragraph
     SP Companies                        Introductory Paragraph
     Warranting Parties                  Article 5, first clause


7 - STOCK PURCHASE AGREEMENT

1.3       CERTAIN RULES OF INTERPRETATION

          1.3.1 The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Unless otherwise specified, (a) the terms "hereof," "herein" and similar terms refer to this Agreement as a whole and (b) references herein to "Articles" or "Sections" refer to articles or sections of this Agreement.

          1.3.2 The use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such Person or Persons or circumstances as the context otherwise permits.

          1.3.3 Time is of the essence in the performance of the parties' respective obligations.

          1.3.4 Unless otherwise specified, all references to money amounts are to U.S. currency.

1.4       EXHIBITS AND SCHEDULES

          The exhibits and schedules to this Agreement, as listed below, are incorporated by this reference into this Agreement:

          Exhibit A - List of Shareholders
          Shareholders' Disclosure Schedule
          SP Companies' Disclosure Schedule
          Buyer's Disclosure Schedule
          Schedule 2.4.1 - Audited Financial Statements for the year ended September 30, 1997 and Balance Sheets as of February 28, 1998
          Exhibit 3.2.2 - Escrow Agreement

1.5       ACCOUNTING PRINCIPLES

          All references, if any, to generally accepted accounting principles means to GAAP and all accounting terms, if any, not otherwise defined in this Agreement have the meanings assigned to them in accordance with GAAP.

8 - STOCK PURCHASE AGREEMENT

                                   ARTICLE 2

                         SALE AND PURCHASE OF SHARES;
                          PURCHASE PRICE ADJUSTMENT;
                         PAYMENT OF THE PURCHASE PRICE

2.1       SALE AND PURCHASE

          Subject to the terms and conditions of this Agreement, on the Closing Date, the Shareholders shall sell the Southwestern Stock and the P&H Tube Stock to Buyer and Buyer shall purchase the Southwestern Stock and the P&H Tube Stock from the Shareholders.

2.2       PURCHASE PRICE

          The term the "Purchase Price" means $40,148,220 in cash. The Purchase Price shall be subject to adjustment by the Purchase Price Adjustment, if any.

2.3       PHYSICAL INVENTORY; AUDIT; CLOSING BALANCE SHEET

          2.3.1 There shall be conducted by the SP Companies, Buyer and Buyer's Accountants, in accordance with GAAP, a physical taking of the inventory of each of the SP Companies commencing at 8:00 A.M., local time, on the Closing Date, at all of the SP Companies' facilities, wherever located. With respect to any inventory of the SP Companies located at any premises not owned or leased by them, the SP Companies shall obtain from an appropriate representative of each Person who is in possession of any such off-site inventory, written certification as to the amount of such off-site inventory as of such date. The valuation of inventory will be computed by Buyer's Accountants in accordance with GAAP and with the practices and procedures and other methods (including, without limitation, the method of computing overhead and other indirect expenses to be applied to inventory) used in computing the value of inventory for purposes of preparation of the Financial Statements (except to the extent inconsistent with GAAP).

          2.3.2 As promptly as possible after the Closing, Buyer's Accountants shall conduct an audit (the "Audit") of the balance sheet of each of the SP Companies as of the close of business on the Closing Date in accordance with GAAP (the "Closing Balance Sheets"), which balance sheets shall be certified by Buyer's Accountants as having been prepared in accordance with GAAP. For purposes of the Audit, the aggregate "materiality" level shall be $50,000.

          2.3.3 All expenses and fees incurred in preparing or in connection with the Closing Balance Sheets (including, without limitation, all expenses and fees of Buyer's Accountants incurred in connection with the conduct of the physical inventory pursuant to this Section 2.3) shall be borne exclusively by Buyer.

          2.3.4 As promptly as reasonably practicable and, in any event, not later than forty (40) days after the Closing Date, Buyer's Accountants shall deliver to Philip C. Lewis (the

9 - STOCK PURCHASE AGREEMENT

"Shareholders' Representative") the Closing Balance Sheets, together with their report. If the Shareholders' Representative does not object in writing to the Closing Balance Sheets within ten (10) days after delivery, such Closing Balance Sheets shall automatically become final and conclusive; any such written objection (the "Objection Notice") shall set out the reasons for the objection, the amount in dispute (if determinable), and the basis for the calculation of such amount (if determinable). In the event that the Shareholders' Representative properly objects in writing to the Closing Balance Sheets within said 10-day review period, the Shareholders' Representative and Buyer shall promptly meet and endeavor to reach agreement as to the content of the Closing Balance Sheets. If the Shareholders' Representative and Buyer agree in writing on the content of the Closing Balance Sheets, such Closing Balance Sheets shall become final and conclusive.

          2.3.5 If Buyer and the Shareholders' Representative are unable to settle any dispute with respect to the Closing Balance Sheets within ten (10) days after the delivery by the Shareholders' Representative to Buyer of the Objection Notice, the dispute shall be referred to arbitration by a single arbitrator, if such parties can agree upon one arbitrator, or otherwise by three arbitrators, of whom one shall be appointed by Buyer and one shall be appointed by the Shareholders' Representative and the third shall be chosen by the first two named arbitrators. The arbitration and the appointment of the arbitrator shall, except to the extent provided for in this Section, be conducted in Portland, Oregon in accordance with the commercial arbitration rules of the American Arbitration Association. Buyer and the Shareholders' Representative shall cooperate in completing any arbitration as expeditiously as possible and the arbitrators may hire such experts as may appear to be appropriate. If a single arbitrator is used, all of the costs and expenses of the arbitration shall be borne equally by Buyer and the Shareholders or in such other manner as the arbitrator may determine to be appropriate. If three arbitrators are used, the costs and expenses of the third arbitrator and any experts engaged by such arbitrator shall be borne equally by Buyer and the Shareholders and each such party shall pay the costs and expenses of the arbitrator appointed by it. Each arbitrator shall be an audit partner with a "Big Six" certified public accounting firm other than the SP Companies' Accountants or Buyer's Accountants or any other accounting firm merged or proposed to be merged with or otherwise acquired by either the SP Companies' Accountants or Buyer's Accountants. Arbitration under this Section 2.3 shall be in substitution for and precludes the bringing of any Proceeding in any court in connection with any objection made by Buyer pursuant to this Section.

          2.3.6 The determination of the arbitrator(s) shall be made within thirty (30) days after the date on which the dispute was referred to arbitration and the determination of the arbitrator(s) shall be final and binding on all parties. The Closing Balance Sheets and the Purchase Price shall be adjusted in accordance with the determination of the arbitrator(s).

2.4       PURCHASE PRICE ADJUSTMENT

          The Purchase Price set out in Section 2.2 shall be adjusted (the "Purchase Price Adjustment") as follows: (i) the Purchase Price shall be increased or decreased on a dollar-for-dollar basis by an amount equal to any increase or decrease in the aggregate current assets of the SP Companies less the aggregate current liabilities of the SP Companies, which shall be

10 - STOCK PURCHASE AGREEMENT
calculated in accordance with GAAP but shall exclude term debt, revolving debt and interest payable, from the February 28, 1998 balance sheets to the Closing Balance Sheets; and (ii) the Purchase Price shall be reduced on a dollar-for-dollar basis by an amount equal to the total amount of accrued interest payable, outstanding revolving debt, outstanding term debt and other long-term liabilities reflected on the Closing Balance Sheets.

2.5       PAYMENT OF PURCHASE PRICE BY BUYER

          Buyer shall pay the Purchase Price and the Purchase Price Adjustment as follows:

          2.5.1 On the Closing Date, Buyer shall pay $35,398,220 in cash by wire transfer to one or more accounts designated by the Shareholders' Representative in writing not less than three (3) business days prior to the Closing Date (the "Closing Date Payment"). The Closing Date Payment shall be disbursed pursuant to the terms and conditions of that certain Agreement of Shareholders dated of even date herewith by and among the Shareholders (the "Shareholders' Agreement"), it being acknowledged and agreed that (i) Buyer shall have no responsibility for payment to the Shareholders other than to make payment to the account designated by the Shareholders' Representative, and (ii) the Closing Date Payment shall not be disbursed to the Shareholders until the earlier of (A) the payment of the Purchase Price Adjustment as described in
Section 2.5.3 or (B) the expiration of forty (40) days after the Closing Date, in which event the Shareholders' Representative shall retain an amount sufficient to cover any disputed amounts as contemplated by Section 2.3 of this Agreement and shall be permitted to disburse the remainder of the Closing Date Payment to the Shareholders in accordance with the Shareholders' Agreement.

          2.5.2 On the Closing Date, Buyer shall deposit the Escrow Funds with the Escrow Agent to be held and disbursed pursuant to the terms of the Escrow Agreement.

          2.5.3 Within ten (10) days after the completion of the Closing Balance Sheets, Buyer or the Shareholders, as the case may be, shall pay to the other the amount by which the Purchase Price, as adjusted by the Purchase Price Adjustment, is greater or less than the sum of the Closing Date Payment and the Escrow Funds. If the Purchase Price, as adjusted by the Purchase Price Adjustment, is greater than the sum of the Closing Date Payment and the Escrow Funds, Buyer shall pay such difference (without recourse to the Escrow Funds and without respect to the Buyer's Minimum Amount) by wire transfer to an account designated by the Shareholders' Representative in writing, such amount to be disbursed pursuant to the terms and conditions of the Shareholders' Agreement, it being acknowledged and agreed that Buyer shall have no responsibility for payment to the Shareholders other than to make payment to such account. If the Purchase Price, as adjusted by the Purchase Price Adjustment, is less than the sum of the Closing Date Payment and the Escrow Funds, the Shareholders shall pay such difference to Buyer (without recourse to the Escrow Funds and without respect to the Shareholders' Minimum Amount) by wire transfer to an account designated by Buyer in writing. If either party fails to pay any amount owing to the other pursuant to this Section 2.5.3 within the specified ten-day period, then the amount so owing shall be payable on demand and interest

11 - STOCK PURCHASE AGREEMENT
shall accrue on the unpaid amount from the date due until paid at the prime rate of interest then charged by Buyer's primary financial institution, plus five percent (5%) per annum, but not to exceed the maximum rate permitted by applicable law.

                                   ARTICLE 3

                                    CLOSING

3.1       CLOSING OF SALE AND PURCHASE

          Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Southwestern Stock and the P&H Tube Stock pursuant to Article 2 hereof (the "Closing") shall take place at the offices of Ater Wynne Hewitt Dodson & Skerritt, LLP in Portland, Oregon, at 9:00 a.m. on March 6, 1998, or such earlier or later date as the parties may mutually agree upon in writing (the "Closing Date").

3.2       DELIVERIES BY THE SHAREHOLDERS AND THE SP COMPANIES

          At Closing, the Shareholders and the SP Companies shall, as applicable, deliver to Buyer (and in the case of the Escrow Agreement referenced below, to the Escrow Agent) the following:

          3.2.1 The certificate or certificates representing the Southwestern Stock and the P&H Tube Stock, duly endorsed in blank or with duly executed stock powers attached;

          3.2.2 Duly executed originals or counterparts of an Escrow Agreement in substantially the form set forth in Exhibit 3.2.2 (the "Escrow Agreement");

          3.2.3 A certified copy of the resolutions duly adopted by the Boards of Directors of each of the SP Companies authorizing the Transaction;

          3.2.4 The written resignations of all of the current officers and members of the Boards of Directors of the SP Companies, in each instance effective as of the Closing Date;

          3.2.5 Good standing certificates as of a date not more than five (5) days prior to the Closing Date issued by the Secretary of State (or other appropriate Governmental Authority) of the state of incorporation of each of the SP Companies, and of each state in which each of the SP Companies is qualified to do business;

          3.2.6 An affidavit executed by the Shareholders to the effect that they are not a "foreign person" within the meaning of Section 1445 of the Code;

          3.2.7  The original Corporate Records of each of the SP Companies; and

          3.2.8 Such other agreements, documents, certificates and instruments as Buyer may reasonably request.

12 - STOCK PURCHASE AGREEMENT

3.3       DELIVERIES BY BUYER

          At the Closing, Buyer shall deliver the following:

          3.3.1 To the Shareholders, the amount due the Shareholders in accordance with Section 2.5.1;

          3.3.2 To the Escrow Agent, the Escrow Funds due the Escrow Agent in accordance with Section 2.5.2;

          3.3.3 To the Shareholders and the Escrow Agent, duly executed originals or counterparts of the Escrow Agreement;

          3.3.4 To the Shareholders, a certified copy of the resolutions duly adopted by the Board of Directors of Buyer authorizing the Transaction; and

          3.3.5 Such other agreements, documents, certificates and instruments as the Shareholders may reasonably request.


                                   ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

          Each of the Shareholders severally represents and warrants to Buyer that, except as set forth in the Shareholders' Disclosure Schedule, which identifies exceptions by specific section references:

4.1       NO BROKER, ETC.

          No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of such Shareholder.

4.2       TITLE TO SHARES

          The Shareholder is the record and beneficial owner of the shares of Southwestern Stock and P&H Tube Stock in the amount set forth opposite such Shareholder's name on Exhibit A attached hereto. The Shareholder has good, valid and marketable title to the shares of Southwestern Stock and P&H Tube Stock in the amount set forth opposite such Shareholder's name on Exhibit A attached hereto, free and clear of all Liens, with full right and lawful authority to sell and transfer such shares. Upon payment for the Southwestern Stock and P&H Tube Stock as provided in Section 2.5, Buyer will acquire good, valid and marketable title thereto, free and clear of all Liens.

13 - STOCK PURCHASE AGREEMENT

4.3       AUTHORIZATION; ENFORCEABILITY

          This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court in which any such Proceeding may be brought.

                                   ARTICLE 5

    REPRESENTATIONS AND WARRANTIES OF THE SP COMPANIES AND THE SHAREHOLDERS

          Each of the Shareholders, Southwestern and P&H Tube (collectively, the "Warranting Parties") jointly and severally represent and warrant to Buyer that, except as set forth in the SP Companies' Disclosure Schedule, which identifies exceptions by specific section reference:

5.1       ORGANIZATION AND QUALIFICATION

          5.1.1 Southwestern is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power to carry on its business as it is now being conducted and currently proposed to be conducted. Southwestern is qualified to conduct business and is in good standing in the states, countries and territories listed in Section 5.1 of the SP Companies' Disclosure Schedule. Southwestern is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect.

          5.1.2 P&H Tube is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power to carry on its business as it is now being conducted and currently proposed to be conducted. P&H Tube is qualified to conduct business and is in good standing in the states, countries and territories listed in Section 5.1 of the SP Companies' Disclosure Schedule. P&H Tube is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect.

5.2       CAPITALIZATION

          5.2.1 The authorized capital stock of Southwestern consists of 1,000,000 shares of common stock, $.01 par value, of which 149,800 shares are issued and outstanding as of the date hereof. All of the shares of Southwestern Stock were duly authorized and validly issued,

14 - STOCK PURCHASE AGREEMENT
and are fully paid and nonassessable. No shares of Southwestern capital stock are held in its treasury. As of the date hereof, there are no bonds, debentures, notes or other evidences of indebtedness having the right to vote on any matters on which Southwestern's shareholders may vote issued or outstanding. There are no subscriptions, options, warrants, calls or other rights, agreements or commitments outstanding which obligate Southwestern to issue, deliver, sell or otherwise cause to become outstanding any of its capital stock or debt securities, or which obligate Southwestern to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Southwestern.

          5.2.2 The authorized capital stock of P&H Tube consists of 1,000,000 shares of common stock, $.01 par value, of which 224,700 shares are issued and outstanding as of the date hereof. All of the shares of P&H Tube Stock were duly authorized and validly issued, and are fully paid and nonassessable. No shares of P&H Tube's capital stock are held in its treasury. As of the date hereof, there are no bonds, debentures, notes or other evidences of indebtedness having the right to vote on any matters on which the shareholders of P&H Tube may vote issued or outstanding. There are no subscriptions, options, warrants, calls or other rights, agreements or commitments outstanding which obligate P&H Tube to issue, deliver, sell or otherwise cause to become outstanding any of its capital stock or debt securities, or which obligate P&H Tube to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to P&H Tube.

5.3       SUBSIDIARIES

          5.3.1 Neither Southwestern nor P&H Tube has any Subsidiaries, and neither Southwestern nor P&H Tube has any equity investment or other ownership interest in, and has not made advances in an amount in excess of $5,000 to, any Person.

5.4       AUTHORITY RELATIVE TO THIS AGREEMENT

          5.4.1 Each of the SP Companies has the corporate power to enter into this Agreement and to carry out its obligations hereunder.

          5.4.2 The Transaction and the execution and delivery of this Agreement have been duly authorized by the Board of Directors of each of the SP Companies. No other corporate proceedings on the part of either of the SP Companies is necessary to authorize the Transaction.

          5.4.3 This Agreement constitutes a valid and binding obligation of each of the SP Companies, enforceable against them in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court in which any such Proceeding may be brought.

15 - STOCK PURCHASE AGREEMENT

          5.4.4 Neither the execution, delivery or performance of this Agreement, or any other agreement relating hereto, or any other aspect of the Transaction, will: (a) require any Consent of the shareholders of either of the SP Companies; (b) conflict with, or violate any provision of, or constitute or result in a breach or default (with or without notice, lapse of time or both) or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any material benefit, under (i) any charter or bylaw of either of the SP Companies, or (ii) any indenture, loan document provision or other Contract, Permit, Order, statute, law, ordinance, rule or regulation applicable to either of the SP Companies or its properties or assets; or (c) result in or require the imposition of any Lien with respect to, or upon, either of the SP Companies or its properties or assets.

          5.4.5 Except for filings and approvals required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no Permit or Consent is necessary for the consummation by the SP Companies of the Transaction.

5.5       FINANCIAL STATEMENTS

          5.5.1 The Shareholders have previously furnished Buyer with true and complete copies of (i) the audited consolidated financial statements of SPAX Incorporated and subsidiaries as of and for the years ended September 30, 1993, 1994, 1995 and 1996, (ii) the unaudited combined financial statements of the SP Companies as of and for the years ended September 30, 1993, 1994, 1995, 1996 and 1997, (iii) the pro forma summaries of revenues, cost of sales, and gross profits of the SP Companies for the five years ended September 30, 1997 with the review report thereon of the SP Companies' Accountants (iv) the audited financial statements of each of the SP Companies as of September 30, 1997 and for the period May 1, 1997 to September 30, 1997, and (v) the unaudited financial statements of each of the SP Companies as of and for the months ended October 31, 1997, November 30, 1997, December 31, 1997, January 31, 1998 and balance sheets of each of the SP Companies as of February 28, 1998. The financial statements covered by clauses (iv) and (v) are collectively referred to in this Agreement as the "Financial Statements."

          5.5.2 The Financial Statements are in accordance with the books and records of the SP Companies and fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the SP Companies as of the dates and for the periods indicated, in each case in conformity with GAAP, except as otherwise indicated in such Financial Statements, and in the case of unaudited Financial Statements, subject to normal year-end audit adjustments, the absence of footnotes and other disclosures associated with an audited report. There are no adjustments that would be required on audit of the unaudited Financial Statements that would, individually or in the aggregate, have a Material Adverse Effect. The audited Financial Statements provide fully for all material fixed and non-contingent liabilities of the SP Companies and disclose or provide fully for all material contingent liabilities of a type required to be disclosed or provided for in financial statements in accordance with GAAP. All prepaid expenses, if any, included as assets of the SP Companies represent payments theretofore made by the SP Companies, the benefit and advantage of which may be obtained or enjoyed by the SP Companies, as applicable, after the Closing Date.

16 - STOCK PURCHASE AGREEMENT

          5.5.3 The SP Companies do not have any liabilities or obligations (absolute, accrued, contingent or otherwise), which are material to the SP Companies and which are not disclosed or provided for in the Financial Statements, other than (i) liabilities and obligations incurred between January 31, 1998 and the date hereof in the ordinary course of the business of the SP Companies, consistent with past practice and (ii) except as otherwise disclosed in Section 5.5.3 of the SP Companies' Disclosure Schedule. There is no basis for any such liability against either of the SP Companies, whether absolute, accrued, contingent or otherwise, which is or would have a Material Adverse Effect, not reflected in the Financial Statements.

5.6       ABSENCE OF CERTAIN CHANGES OR EVENTS

          Since September 30, 1997, there has not been:

          5.6.1 any material adverse change in the business, financial condition, liabilities (net of any corresponding increase in assets), results of operations or, to the Warranting Parties' Knowledge, prospects of either of the SP Companies, other than changes in laws or regulations of general applicability and general economic conditions;

          5.6.2 any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the financial condition, properties or businesses of either of the SP Companies;

          5.6.3 any declaration, payment or setting aside for payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of either of the SP Companies or any direct or indirect redemption, purchase or other acquisition of any shares of capital stock of either of the SP Companies;

          5.6.4 any increase in the compensation of or granting of bonuses payable or to become payable by either of the SP Companies to any officer or Employee whose 1997 fiscal-year compensation (salary plus bonus) exceeded $50,000, other than annual increases or bonuses consistent with the past practices or pursuant to the terms and provisions of the Employee Contracts and not exceeding, for any such officer or Employee, ten percent (10%) of such officer's or Employee's 1997 fiscal-year compensation;

          5.6.5 any accrual or arrangement for or payment by either of the SP Companies of severance bonuses or special compensation of any kind to any director, officer or Employee;

          5.6.6 any capital expenditures by either of the SP Companies, or commitments therefor, aggregating more than $10,000;

          5.6.7 any sale or other transfer by either of the SP Companies of any material tangible or intangible asset, any granting of a Lien relating to any such material asset, any lease of real property or equipment, or any cancellation of any debt or claim, except in the ordinary course of business;

17 - STOCK PURCHASE AGREEMENT

          5.6.8 any incurrence by either of the SP Companies of any obligation or liability (absolute or contingent), except current obligations and liabilities incurred in the ordinary course of business in amounts and on terms consistent with past practices;

          5.6.9 any material change in accounting methods or principles or any revaluation of any of the assets of either of the SP Companies (including, without limitation, any change in depreciation or amortization policies or rates);

          5.6.10 any amendment or termination of any Contract or Permit to which either of the SP Companies is a party, except in the ordinary course of business;

          5.6.11 any loan by either of the SP Companies to any Person or guaranty by either of the SP Companies of any loan;

          5.6.12 any waiver or release of any material right or claim of either of the SP Companies, except in the ordinary course of business;

          5.6.13 any commencement or notice or, to the Warranting Parties' Knowledge, threat of commencement of any Proceeding against or investigation of either of the SP Companies;

          5.6.14 any claim of wrongful discharge or other unlawful labor practice or action involving either of the SP Companies; or

          5.6.15 to the Warranting Parties' Knowledge, any other event or condition of any character that has or might reasonably have a Material Adverse Effect;

5.7       LITIGATION

          There is no Proceeding pending or, to the Warranting Parties' Knowledge, threatened against either of the SP Companies, nor is there any Order outstanding against either of the SP Companies.

5.8       TAXES

          5.8.1 Each of the SP Companies has duly filed all Tax Returns with the proper Governmental Authority, and all such Tax Returns were correct and complete in all material respects.

          5.8.2 Each of the SP Companies has paid or accrued in full all Taxes required to be paid or accrued for all Tax Periods, before such payment became delinquent; no deficiencies have been or, to the Warranting Parties' Knowledge, will be assessed with respect thereto for any such period through the Closing Date; and no notice of deficiency or assessment with respect to the Company has been received.

18 - STOCK PURCHASE AGREEMENT

          5.8.3 All Taxes which the SP Companies have been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper Governmental Authority.

          5.8.4 None of the Tax Returns which include or should have included the SP Companies have been examined by any Governmental Authority; the Warranting Parties have no Knowledge of any pending audits of such Tax Returns; there are no claims which have been or, to the Warranting Parties' Knowledge, may be asserted relating to such Tax Returns; and no notice of audit or examination with respect to such Tax Returns has been received.

          5.8.5 Neither of the SP Companies is a party to any Tax sharing agreement or similar arrangement with any other party.

          5.8.6 There are no federal, state, local or foreign Tax Liens upon any of the properties or assets of either of the SP Companies, and there are no unpaid Taxes which are or could become a Lien on the properties or assets of either of the SP Companies, except for current Taxes not yet due and payable.

          5.8.7 There have been no waivers or extensions of any statute of limitations by either of the SP Companies with respect to any Governmental Authority responsible for assessing or collecting Taxes.

          5.8.8 Correct and complete copies of all Tax Returns which include the SP Companies have been provided to Buyer.

          5.8.9 Neither of the SP Companies has agreed or been required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except for adjustments under Section 481(a) which have been fully recognized on or before the Closing Date.

          5.8.10 Neither of the SP Companies has participated in an international boycott within the meaning of Section 999 of the Code.

          5.8.11  Neither of the SP Companies is a foreign person as defined in
Section 1445 of the Code.

          5.8.12 Neither of the SP Companies has, and neither has had, a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

          5.8.13 Neither of the SP Companies has any income from any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income Tax purposes, on which either of them would be required to report and pay Taxes.

19 - STOCK PURCHASE AGREEMENT

5.9       COMPLIANCE WITH PERMITS, APPLICABLE LAWS AND AGREEMENTS

          5.9.1 Each of the SP Companies holds all Permits, the failure of which to hold would have a Material Adverse Effect (the "Material Permits").
The SP Companies' Disclosure Schedule sets forth a true and complete list of all Material Permits. Each of the SP Companies is in compliance with the terms of the Material Permits, except for such failures to comply which, individually or in the aggregate, would not have a Material Adverse Effect.

          5.9.2 The business of each of the SP Companies is being conducted in compliance with all laws, ordinances and regulations of all Governmental Authorities (including, but not limited to, laws pertaining to employment and employment practices, terms and conditions of employment, wages and hours, safety, health, fire prevention and other matters), except for possible violations which individually or in the aggregate do not and would not have a Material Adverse Effect.

          5.9.3 Neither of the SP Companies is in default (or in a circumstance which, with notice or lapse of time, or both, would constitute a default) under any agreement or instrument to which either of the SP Companies is a party, whether or not such default has been waived, except for any such default which, alone or in the aggregate with other such defaults, would not have a Material Adverse Effect.

          5.9.4 The provisions of this Section shall not be construed or applied to narrow or otherwise restrict the scope of any other representations and warranties in this Article 5.

5.10      EMPLOYEE PLANS AND BENEFIT ARRANGEMENTS

          5.10.1 The SP Companies' Disclosure Schedule sets forth a true and complete list of all the following: (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA (each an "Employee Plan"), and (ii) each other plan, program, policy, contract or arrangement providing for bonuses, pensions, deferred compensation, stock or stock-related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any current or former officers, directors, employees, agents, or independent contractors of either of the SP Companies ("Employees") or any beneficiaries or dependents of any Employee, whether or not insured or funded,
(A) pursuant to which either of the SP Companies has any material liability or
(B) constituting an employment or severance agreement or arrangement with any officer or director of either of the SP Companies (each, a "Benefit Arrangement"). The SP Companies have used their reasonable efforts to provide to Buyer with respect to each Employee Plan and Benefit Arrangement: (i) a true and complete copy of all written documents, including amendments, comprising such Employee Plan or Benefit Arrangement or, if there is no such written document, an accurate and complete description of such Employee Plan or Benefit Arrangement; (ii) all Form 5500s or Form 5500-Cs (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent IRS determination letter, if any; and (vi) filings with the Department of

20 - STOCK PURCHASE AGREEMENT

Labor, including, but not necessarily limited to, "top hat" filings pursuant to Department of Labor Regulation Section 2520.104-23, if any. Any such Employee Plans and Benefit Arrangements not so provided are not material to either of the SP Companies.

          5.10.2 (i) The SP Companies have established and maintained in all material respects each Employee Plan and Benefit Arrangement in accordance with its terms and in material compliance with all applicable laws, including, but not limited to, ERISA and the Code; and (ii) to the Warranting Parties' Knowledge, any third party trustee has complied in all material respects in the maintenance of each Employee Plan and Benefit Arrangement with all applicable laws and requirements. To the Warranting Parties' Knowledge, neither of the SP Companies nor any of their Employees, nor, to the Knowledge of the Warranting Parties, any other disqualified Person or party-in-interest with respect to any Employee Plan, has engaged directly or indirectly in any "prohibited transaction" or "party-in-interest" transaction as such terms are defined in
Section 4975 of the Code or Section 406 of ERISA, with respect to which either of the SP Companies could have or has any material liability.

          5.10.3 The SP Companies have no Employee Plan that is subject to Title IV of ERISA and have had no ERISA Affiliate at any time since their inception.

          5.10.4 There are no pending or, to the Warranting Parties' Knowledge, threatened Proceedings by any Employees or plan participants or the beneficiaries, spouses or representatives of any of them, against any Employee Plan or Benefit Arrangement, the assets held thereunder, the trustee of any such assets, or either of the SP Companies relating to any of the Employee Plans, other than ordinary and usual claims for benefits by participants or beneficiaries. Furthermore, there are no pending, or to the Warranting Parties' Knowledge, threatened Proceedings by any Governmental Authority against any Employee Plan or Benefit Arrangement, the trustee of any assets held thereunder, or either of the SP Companies relating to any of the Employee Plans or Benefit Arrangements.

          5.10.5 No Employee Plan has been the subject of an IRS or Department of Labor audit. There are no pending Proceedings or, to the Warranting Parties' Knowledge, threatened Proceedings in which the "qualified" status of any Employee Plan is at issue and in which revocation of the determination letter has been threatened. Each such Employee Plan has not been amended or operated, since the receipt of the most recent determination letter, in a manner that would materially adversely affect the "qualified" status of the Employee Plan. No distributions have been made from any of the Employee Plans that would violate in any material respect the restrictions under Treas. Reg. Section 1.401(a)(4)-5(b). To the Knowledge of the Warranting Parties, there has been no termination, partial or otherwise, as defined in Section 411(d) of the Code and the regulations thereunder, of any Employee Plan.

          5.10.6 Each of the SP Companies has made all required contributions under each Employee Plan on a timely basis or, if not yet due, adequate accruals therefor have been provided for in the Financial Statements.

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          5.10.7  The Transaction (either alone or together with any additional or subsequent events) does not constitute an event under any Employee Plan, Benefit Arrangement or individual Employee Contract, that may result in any payment (whether of severance pay or otherwise), restriction or limitation upon the assets of any Employee Plan or Benefit Agreement, acceleration of payment or vesting, increase in benefits or compensation, or required funding, with respect to any Employee, or the forgiveness of any loan or other commitment of any Employee.

          5.10.8 To the Warranting Parties' Knowledge, no amounts paid or payable by either of the SP Companies to or with respect to any Employee will fail to be deductible for federal income tax purposes by reason of Section 280G of the Code.

          5.10.9 No Employees and no beneficiaries or dependents of Employees are or may become entitled under any Employee Plan or Benefit Arrangement to post-employment welfare benefits of any kind, including, without limitation, death or medical benefits, other than coverage mandated by Section 4980B of the Code.

          5.10.10 The Employee Plans that are group health plans (as defined for the purposes of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, and all regulations thereunder (such provisions of law and regulations are hereinafter referred to as "COBRA")) have complied in all material respects at all times during the past three (3) years with requirements of COBRA to provide health care continuation coverage to qualified beneficiaries who have elected, or may elect to have, such coverage. The SP Companies and their agents who administer any of the Employee Plans or Benefit Arrangements, have complied in all material respects at all times during the past three (3) years with the notification and written notice requirements of COBRA. There are no pending or, to the Warranting Parties' Knowledge, threatened Proceedings by any current Employee, former Employee, participant or beneficiary, dependent or representative of any such person, involving the failure of any Employee Plan or Benefit Arrangement or of any other group health plan ever maintained by either of the SP Companies to comply with the health care continuation coverage requirements of COBRA.

          5.10.11 There are no agreements with, or pending petitions for recognition of, a labor union or an association as the exclusive bargaining agent for any of the Employees of either of the SP Companies; no such petitions have been pending at any time within two years of the date of this Agreement, and, to the Warranting Parties' Knowledge, there has not been any organizing effort by any union or other group seeking to represent any Employees of either of the SP Companies as their exclusive bargaining agent at any time within two years of the date of this Agreement. There are no labor strikes, work stoppages or other labor matters, other than routine grievance matters, now pending or, to the Warranting Parties' Knowledge, threatened against either of the SP Companies.

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

5.11      EMPLOYEE CONTRACTS

          Each of the SP Companies has provided Buyer with copies of all Employee Contracts for the current Employees. All of the Employees are "at-will" employees, and no Employees have oral or written employment agreements with either of the SP Companies.

5.12      REAL PROPERTY

          5.12.1 The SP Companies' Disclosure Schedule contains a true, complete and correct list of the Real Property. As applicable (i) each of the SP Companies has title to the Real Property currently owned by it, (ii) each of the SP Companies enjoys peaceful and undisturbed possession of the Real Property currently leased by it, (iii) the interests of the SP Companies in the Real Property currently owned, leased or occupied by either of the SP Companies ("Current Real Property") are not subject to any commitment for sale or use by any Person other than the SP Companies, (iv) the interests of the SP Companies in the Current Real Property are not subject to any Lien or legal impediment which in any material respect interferes with or impairs the value, transferability or present and continued use thereof in the usual and normal conduct of business of the SP Companies, (v) no labor has been performed or material furnished on behalf of or at the request of either of the SP Companies for the Real Property for which a mechanic's or materialman's Lien or Liens, or any other Lien, has been or could be claimed by any Person on such interest in the Current Real Property in an amount in excess of $10,000, and (vi) the SP Companies use of the Current Real Property is in compliance in all material respects with all applicable zoning, building code and other laws.

          5.12.2 There are no condemnation or eminent domain Proceedings pending or, to the Knowledge of the Warranting Parties, contemplated or threatened, against the Current Real Property or any part thereof, and the Warranting Parties have no Knowledge of any desire of any Governmental Authority to take or use the Current Real Property or any part thereof. There are no existing or, to the Knowledge of the Warranting Parties, contemplated or threatened, general or special assessments affecting the SP Companies' interests in the Current Real Property or any portion thereof. Neither of the SP Companies has received notice of any pending or threatened Proceeding before any Governmental Authority which relates to the ownership, maintenance, use or operation of such company's interest in the Real Property, nor do the Warranting Parties have Knowledge of any fact which might give rise to any such Proceeding.

          5.12.3 To the actual knowledge of the Warranting Parties, the buildings and improvements on the Current Real Property (including, without limitation, the heating, air conditioning, mechanical, electrical and other systems used in connection therewith) are in a reasonable state of repair, have been reasonably well maintained and are reasonably free from infestation by termites, other wood destroying insects, vermin and other pests. There are no repairs or replacements exceeding $50,000 in the aggregate for all Current Real Property or $10,000 for any single repair or replacement which are currently planned or which, to the actual knowledge of the Warranting Parties, should be made as of the Closing Date in order to maintain said buildings and improvements in a reasonable state of repair.

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

          5.12.4 The buildings, structures and improvements on each parcel of the Current Real Property lie entirely within the boundaries of the Current Real Property as specified in the applicable legal description set forth in the Company Disclosure Schedule, and no structures of any kind encroach on such Real Property.

          5.12.5 Each parcel of the Current Real Property has unencumbered access to adequate electric, gas, water, sewer and telephone lines, all of which are adequate for the uses to which such property is currently devoted by the SP Companies.

5.13      TANGIBLE PERSONAL PROPERTY

          5.13.1 The SP Companies' Disclosure Schedule lists, for each of the SP Companies, each item of Tangible Personal Property owned by such company having an original book value in excess of $10,000, and the SP Companies' Disclosure Schedule lists, for each of the SP Companies, each item of Tangible Personal Property leased by such company (other than individual leases of office equipment having an annual rental of less than $10,000).

          5.13.2 The Tangible Personal Property constitutes substantially all tangible personal property necessary to conduct the business of each of the SP Companies as currently being conducted. All of the Tangible Personal Property is located at the Current Real Property and there is no Tangible Personal Property located at any of the Current Real Property which is not owned or leased by the SP Companies other than minor personal effects of Employees.

          5.13.3 To the actual knowledge of the Warranting Parties, the Tangible Personal Property is, in all material respects, in reasonable working order and adequate for its intended use, ordinary wear and tear excepted. There are no repairs or replacements exceeding $50,000 in the aggregate for all Tangible Personal Property or $10,000 for any single item of Tangible Personal Property which are currently planned by the SP Companies or which, to the actual knowledge of the Warranting Parties, should be made as of the Closing Date in order to maintain the Tangible Personal Property in reasonable working order.

5.14      INTANGIBLE PROPERTY

          5.14.1 The SP Companies' Disclosure Schedule contains a true, correct and complete list, for each of the SP Companies, of: (i) United States federal, state and foreign grants, registrations and applications existing or outstanding with respect to the Intangible Property owned by such company, including, without limitation, all applicable grants, registration, application or serial numbers and other filing or recording information and all expiration dates pertaining thereto (the "Registered Intangible Property"); (ii) all license agreements relating to Intangible Property to which such company is a party; and
(iii) all other trademarks, tradenames and service marks which constitute Intangible Property.

          5.14.2 (i) The Registered Intangible Property is owned exclusively by the SP Companies and, to the actual knowledge of the Warranting Parties, is used exclusively by one of the SP Companies, (ii) the Registered Intangible Property is free and clear of all Liens,

24 - STOCK PURCHASE AGREEMENT

(iii) there is no pending or, to the Warranting Parties' Knowledge, threatened Proceeding by or before any Governmental Authority alleging any infringement or other violation of any right of any third Person in or to the Intangible Property, (iv) there is not now, and there has not been during the past five years, any asserted claim of infringement or other violation of any other intellectual property right of any third Person resulting from the conduct of either of the SP Companies, and the Warranting Parties have no Knowledge that any such infringement or violation exists or will be alleged, (v) the Warranting Parties have no actual knowledge of any activity by any third Person which does or might constitute an infringement or other violation of the rights of the SP Companies in or to any Intangible Property, (vi) neither of the SP Companies has entered into any license, consent, indemnification, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person relating to the Intangible Property or any intellectual property right of any third Person, other than software licenses entered into in the ordinary course of business and having an aggregate value less than $2,500, (vii) there are no agreements relating to and materially affecting any Intangible Property of either of the SP Companies or the use or ownership thereof, including, without limitation, license agreements, confidentiality and non-disclosure agreements, assignments or agreements to assign, development agreements, settlement agreements and other related agreements; and (viii) the Warranting Parties are unaware of any information which would materially adversely affect any of the Intangible Property or render any of the Intangible Property invalid or unenforceable.

          5.14.3 The Intangible Property constitutes all intangible property necessary and sufficient to operate the business of the SP Companies as currently conducted. The consummation of the transactions contemplated hereby will not result in the loss or impairment of either of the SP Companies' rights in the Intangible Property. No shareholder or Employee of either of the SP Companies owns, directly or indirectly, in whole or in part, any rights in any of the Intangible Property. Each of the SP Companies has the right to use its corporate name, as now used, and, each tradename or assumed name under which it conducts its business as currently conducted. No Person has asserted to either of the SP Companies or, to the Knowledge of the Warranting Parties, threatened to assert to either of the SP Companies, any claim or made any demand to the right to such company's corporate name or any such tradename or assumed name or the right to use any such name, and no Proceeding is pending or threatened, which challenges the right of such member with respect thereto. To the Warranting Parties' actual knowledge, no other Person is using any such names as a corporate name, tradename or assumed name.

5.15      TITLE TO ASSETS

          Each of the SP Companies has good and indefeasible title to all of its assets as described in the most recent balance sheet contained in the Financial Statements and in the SP Companies' Disclosure Schedule, free and clear of all Liens, except as otherwise set forth in the SP Companies' Disclosure Schedule.


25 - STOCK PURCHASE AGREEMENT

5.16      INVENTORIES AND RECEIVABLES

          5.16.1 The inventories of each of the SP Companies at September 30, 1997 and February 28, 1998 are shown, respectively, on the balance sheets at September 30, 1997 and February 28, 1998 referred to in Section 5.5. Such inventories and the inventories acquired by each of the SP Companies subsequent to the date of such balance sheets consist of items of a quality and quantity usable and salable in the normal course of each such Company's business and not in excess of its reasonable requirements. To the Knowledge of the Warranting Parties, the values of obsolete materials and materials below standard quality have been written down on its books of account to realizable market value, or adequate reserves have been provided therefor in accordance with GAAP. All items included in such inventories are owned by each such SP Company, except for sales made subsequent to the date of such balance sheets in the ordinary course of business, for all of which either the purchaser has made full payment or the purchaser is obligated to make payment and such obligation is an asset of the SP Companies in accordance with GAAP. To the Knowledge of the Warranting Parties, all inventories of raw materials and finished goods are carried on the September 30, 1997 and February 28, 1998 balance sheets referred to in Section 5.5 and are carried on the books at the lower of cost (last in-first out) or market. The inventories are not in excess of reasonable requirements.

          5.16.2 All receivables of each of the SP Companies shown on the balance sheets at September 30, 1997 and February 28, 1998 referred to in
Section 5.5 arose in the ordinary course of business, and, to the Knowledge of the Warranting Parties, the aggregate amounts thereof are collectible at the net recorded value thereof, and are carried at values determined in accordance with GAAP. Each of the SP Companies has established reserves for doubtful accounts only in accordance with GAAP and to the extent reflected in the Financial Statements. To the Knowledge of the Warranting Parties, none of the receivables of the SP Companies is subject to any stated claim of offset, recoupment, setoff or counterclaim, and the Warranting Parties have no Knowledge of any facts or circumstances that would give rise to any such claim. To the Knowledge of the Warranting Parties, no receivables are contingent upon the performance by either of the SP Companies of any obligation or contract. No agreement for deduction or discount has been made with respect to any of such receivables.

          5.16.3 No agreement or commitment has been made with or to any customer by either of the SP Companies to provide price or payment concessions to such customer in any future sale or sales to such customer.

5.17      CONTRACTS

          5.17.1 The SP Companies' Disclosure Schedule contains a true and correct list of the Contracts, except in the case of purchase or sale orders which are listed as of the close of business on February 23, 1998. True and correct copies of all of the Contracts (other than purchase or sale orders) have been delivered to Buyer. Each of the Contracts is valid, binding and enforceable by each of the SP Companies which is a party to such Contract in accordance with its terms. None of the Contracts is subject to termination except in accordance with its terms or except as provided by applicable law.

26 - STOCK PURCHASE AGREEMENT

          5.17.2 Each of the Contracts is in full force and effect, all fees, rents, royalties and other payments due thereunder are current, neither of the SP Companies nor, to the Warranting Parties' Knowledge, any other party is in material default thereunder or in material breach thereof, and neither of the SP Companies has sought or obtained any waiver of or under any provision of any Contract, including without limitation, any waiver from any lender or other creditor of any term, condition or default under any Contract (other than waivers obtained which have no continuing Material Adverse Effect). There exists no event or occurrence, condition or act which constitutes or, with the giving of notice, the lapse of time or the happening of any future event or condition, would become, a material default by either of the SP Companies or, to the Warranting Parties' Knowledge, any other party under any of the Contracts. The Warranting Parties have no Knowledge of any threatened default under any of the Contracts.

          5.17.3  Neither of the SP Companies is a party to any Contract which:
(i) was not entered into in the ordinary course of business; (ii) requires any such SP Company to make any capital expenditure in excess of $10,000, or (iii) has a term of greater than one year (other than Contracts which are cancelable without penalty in sixty (60) days or less).

5.18      SUPPLIERS AND CUSTOMERS

          To the Warranting Parties' Knowledge, no substantial supplier or customer (who accounted for more than 10% of aggregate fiscal 1997 annual purchases or more than 10% of aggregate fiscal 1997 annual revenues, as the case may be, of either of the SP Companies) intends to terminate its relationship with such SP Company; nor do any of the Warranting Parties have Knowledge that any material problem or dispute with any supplier or customer exists. To the Knowledge of the Warranting Parties, each of the SP Companies has good business relationships with its suppliers and customers. To the Warranting Parties' Knowledge consummation of the Transaction will not disrupt any existing relationships with any supplier or customer of the SP Companies.

5.19      PRODUCTS; PRODUCT WARRANTIES

          5.19.1 A form of each product warranty relating to products manufactured or sold by each of the SP Companies at any time preceding the date of this Agreement is attached to or set forth in the SP Companies' Disclosure Schedule.

          5.19.2 The SP Companies' Disclosure Schedule sets forth, for each of the SP Companies, a true and complete list, of (i) all products manufactured, marketed or sold by the SP Companies that have been recalled, withdrawn or subject to a warranty claim (whether voluntarily or otherwise) and (ii) to the Warranting Parties' Knowledge, all Proceedings (whether completed or pending) seeking the recall, withdrawal, warranty claim, suspension or seizure of any product sold by either SP Company.

          5.19.3 The Warranting Parties have no Knowledge of any material defect in design, materials, manufacture or otherwise in any products manufactured, distributed or sold by either

27 - STOCK PURCHASE AGREEMENT
of the SP Companies, or any defect in repair to, or replacement of, any such products, which defect could give rise to any Material Adverse Effect.

          5.19.4 The average annual cost of all product repairs and replacements performed by each of the SP Companies, including repairs and replacements prior to customer acceptance, does not exceed $50,000.

          5.19.5 Except as provided in any of the standard product warranties described in this Section or as otherwise required by law, neither of the SP Companies has sold any products or services which are subject to an extended warranty beyond twelve (12) months and which warranty has not yet expired.

5.20      ENVIRONMENTAL MATTERS

          5.20.1 To the Knowledge of the Warranting Parties, each of the SP Companies, and each of the SP Companies' assets, properties and operations are now and at all times have been in compliance in all material respects with all applicable Environmental Laws. There has been and is no Release or, to the Warranting Parties' Knowledge, threatened Release of any Hazardous Material at, on, under, in, to or from any of the Real Property which relates to either of the SP Companies' operations and activities at the Real Property which would have a Material Adverse Effect. Neither of the SP Companies has received any notice of alleged, actual or potential responsibility for, or any Proceeding regarding, the presence, Release or threatened Release of any Hazardous Material at any location, whether at the Real Property or otherwise, which Hazardous Materials were allegedly manufactured, used, generated, processed, treated, stored, disposed or otherwise handled at or transported from the Real Property.

          5.20.2 Neither of the SP Companies has received any notice of any Proceeding by any Person alleging any actual or threatened injury or damage to any Person, property, natural resource or the environment arising from or relating to the presence, Release or threatened Release of any Hazardous Materials at, on, under, in, to or from the Real Property or in connection with any operations or activities thereat, or at, on, under, in, to or from any other property. To the Knowledge of the Warranting Parties, neither the Real Property nor any operations or activities thereat is or has been subject to any Proceeding, Order or Lien relating to any applicable Environmental Laws.

          5.20.3 There are no underground storage tanks presently located at the Real Property and there have been no Releases of any Hazardous Materials from any underground storage tanks or related piping at the Real Property which would have a Material Adverse Effect. To the Knowledge of the Warranting Parties, there are no PCBs located at, on or in the Real Property and there is no asbestos or asbestos-containing material located at, on or in the Real Property, except in compliance with Environmental Laws.

28 - STOCK PURCHASE AGREEMENT

5.21      TRANSACTIONS WITH CERTAIN PERSONS

          No Relevant Insider, nor any Person related to any Relevant Insider by blood or marriage, nor any corporation, partnership, trust or other entity in which any such Person has a substantial interest as a shareholder, officer, director, trustee, partner or otherwise, or any Affiliate of any of the foregoing (each, a "Related Person"), is presently or at any time since May 3, 1997 has been a party to any material transaction (other than normal compensation arrangements for Employees and reimbursements of expenses in connection with such Employees' duties with the SP Companies) of either of the SP Companies, including, without limitation, any contract, agreement or other arrangement (A) providing for the furnishing of material services to or by, (B) providing for the rental or sale of real or personal property to or from, or (C) otherwise requiring payments of an amount in excess of $500 annually to or from (other than for services as Employees) such Related Person. No Relevant Insider is related to any other Relevant Insider by blood or marriage. There is no outstanding amount in excess of $500 owing (including, without limitation, pursuant to any advance, note or other indebtedness instrument) from either of the SP Companies to any Related Person or from any Related Person to either of the SP Companies. Each of the Related Person transactions set forth in the SP Companies' Disclosure Schedule, if any, was entered into between the SP Companies and the Related Person on an arms length basis on terms no less favorable than could be obtained from an unrelated third party.

5.22      ABSENCE OF CERTAIN PAYMENTS

          To the Warranting Parties' Knowledge, neither of the SP Companies nor any of their Employees or other Persons acting on their behalf, nor any Affiliate of any of the foregoing, has with respect to either of the SP Companies, (i) engaged in any activity, prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation or Order of any Governmental Authority or (ii) without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to officials of any Governmental Authority. To the Knowledge of the Warranting Parties, neither of the SP Companies nor any of their shareholders, Employees or other Persons acting on behalf of any of them, or any Affiliate of any of the foregoing, has accepted or received any unlawful contributions, payments, gifts or expenditures.

5.23      RECORDS

          5.23.1 The Business Records of the SP Companies have been maintained and preserved in accordance with sound business practices, have been made available to Buyer for review and will be in the possession of each of the SP Companies, respectively, at the Closing.

          5.23.2 Complete and correct copies of the Corporate Records of each of the SP Companies have been delivered to Buyer as part of the SP Companies' Disclosure Schedule. The minutes of each of the SP Companies contain a complete and accurate record of those meetings and significant actions of shareholders and directors, and of any executive committee

29 - STOCK PURCHASE AGREEMENT
or other committee of the shareholders or board of directors, for which minutes were prepared or for which actions were approved by unanimous written consent and for which no meetings were held. The stock records of each of the SP Companies are complete and accurate and contain a complete and accurate record of all share transactions from the date of its incorporation.

5.24      INSURANCE

          5.24.1 The SP Companies' Disclosure Schedule contains a complete and accurate list of (i) all current policies or binders of fire, product liability, automobile liability, general liability, worker's compensation and other forms of insurance (showing as to each policy or binder the carrier, policy numberand expiration dates) maintained by each of the SP Companies and relating to each of the SP Companies' properties and assets or personnel (collectively, the "Insurance") and (ii) all other "occurrence" basis insurance policies maintained by each of the SP Companies at any time with respect to the business of the SP Companies.

          5.24.2 All of the Insurance is sufficient for compliance in all material respects with all requirements of applicable law and of all contracts to which the SP Companies are parties. Neither of the SP Companies is in default in any material respect under any of the Insurance, and neither of the SP Companies has failed to give any notice or to present any claim under any of the Insurance in a due and timely fashion. To the Knowledge of the Warranting Parties, there are no facts upon which any insurer might be justified in reducing coverage or increasing premiums more than is normal or customary on any of the existing Insurance. No notice of cancellation, termination, reduction in coverage or increase in premium (other than reductions in coverage or increases in premiums in the ordinary course) has been received with respect to any of the Insurance, and all premiums with respect to any of the Insurance have been timely paid.

          5.24.3 Neither of the SP Companies has experienced claims in excess of current Insurance coverage, and the Insurance is in full force and effect. To the Knowledge of the Warranting Parties, there will be no retrospective insurance premiums or charges on or with respect to any of the Insurance for any period or occurrence prior to the Closing Date.

5.25      BANK ACCOUNTS

          The SP Companies' Disclosure Schedule contains (i) a true, complete and correct list of all bank accounts and safe deposit boxes maintained by each of the SP Companies and all persons entitled to draw thereon, to withdraw therefrom or with access thereto, (ii) a description of all lock box arrangements for each of the SP Companies, (iii) a true, complete and correct list of all powers of attorney executed by each of the SP Companies.

30 - STOCK PURCHASE AGREEMENT

5.26      DIRECTORS, OFFICERS AND MANAGERIAL EMPLOYEES

          The SP Companies' Disclosure Schedule lists all directors, officers and managerial employees of each of the SP Companies, showing their names, positions, current annual base compensation, current fringe benefits and, for the most recently completed fiscal year, bonuses.

5.27      NO BROKER, ETC.

          No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of either of the SP Companies.

5.28      OTHER NEGOTIATIONS

          Except for the Transaction, there is no existing commitment or offer by any Shareholder or either of the SP Companies to sell all or a significant part of the assets of either of the SP Companies, and there are no pending negotiations for the sale of all or a substantial part of the assets of either of the SP Companies.

5.29      NO MATERIAL ADVERSE EFFECT

          To the Knowledge of the Warranting Parties, except as disclosed in the SP Companies' Disclosure Schedule, there does not exist any fact or circumstance which, alone or together with another fact or circumstance, could reasonably be expected to result in a Material Adverse Effect.

5.30      NO UNTRUE STATEMENT OR OMISSION

          No representation or warranty made by the Warranting Parties contained in this Agreement and no statement by the Warranting Parties and/or any Authorized Representatives of the Warranting Parties contained in any certificate, list, exhibit or other instrument specified in this Agreement, including without limitation the SP Companies' Disclosure Schedule, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.31      NO OTHER REPRESENTATIONS.

          Neither of the SP Companies nor any Shareholder makes any representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in this Agreement.

31 - STOCK PURCHASE AGREEMENT

                                   ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to the Shareholders that, except as set forth in Buyer's Disclosure Schedule, which identifies exceptions by specific section references:

6.1       ORGANIZATION AND QUALIFICATION

          Buyer is a corporation duly organized and validly existing under the laws of the State of Oregon and has the corporate power to carry on its business as it is now being conducted.

6.2       AUTHORITY RELATIVE TO THIS AGREEMENT

          6.2.1 Buyer has the corporate power to enter into this Agreement and all of the documents and agreements contemplated hereby and to carry out its obligations hereunder.

          6.2.2 The Transaction has been duly authorized by Buyer's Board of Directors. No other corporate proceedings on the part of Buyer are necessary to authorize the Transaction.

          6.2.3 This Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court in which any such Proceeding may be brought.

          6.2.4 No Permit or Consent is necessary for the consummation by Buyer of the Transaction.

          6.2.5 Neither the execution, delivery or performance of this Agreement, or any other agreement relating hereto, or any other aspect of the Transaction, will: (a) require any Consent of the shareholders of Buyer; (b) conflict with, or violate any provision of, or constitute or result in a breach or default (with or without notice, lapse of time or both) or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any material benefit, under (i) any charter or bylaw of Buyer; or (ii) any indenture, loan document provision or other Contract, Permit, Order, statute, law, ordinance, rule or regulation applicable to Buyer or its properties or assets; or (c) result in or require the imposition of any Lien with respect to, or upon, Buyer or its properties or assets.

6.3       NO BROKER, ETC.

          No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Buyer.

32 - STOCK PURCHASE AGREEMENT

6.4       SECURITIES ACT REPRESENTATIONS

          Buyer (i) understands that the Southwestern Stock and the P&H Tube Stock have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering,
(ii) is acquiring the Southwestern Stock and the P&H Tube Stock solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning the SP Companies and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Southwestern Stock and the P&H Tube Stock, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Southwestern Stock and the P&H Tube Stock, and (vi) is an Accredited Investor as defined in Regulation D under the Securities Act of 1933, as amended.

6.5       NO UNTRUE STATEMENT OR OMISSION

          No representation or warranty made by Buyer contained in this Agreement and no statement of Buyer and/or any Authorized Representative of Buyer contained in any certificate, list, exhibit or other instrument specified in this Agreement, including without limitation Buyer's Disclosure Schedule, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.6       NO OTHER REPRESENTATION.

          The Buyer makes no representations or warranties, expressed or implied, of any nature whatsoever except as specifically set forth in this Agreement.

                                   ARTICLE 7

                                  TAX MATTERS

7.1       TAX PAYMENT AND TAX RETURN FILING RESPONSIBILITIES

          7.1.1  Taxes on Sale of Shares

          The Shareholders shall be solely responsible for, and shall timely pay, all Taxes related to the ownership of the Southwestern Stock and the P&H Tube Stock and the sale of the Southwestern Stock and the P&H Tube Stock to Buyer, including, without limitation, applicable interest and penalties.

33 - STOCK PURCHASE AGREEMENT

          7.1.2  Buyer's Tax Return Filing Responsibilities

          (a) Buyer shall be responsible for, and shall timely file, all Tax Returns of the SP Companies that are required to be filed after the Closing Date (taking into account extensions) other than the Tax Returns for which the Shareholders are responsible under Section 7.1.3(a).

          (b) With respect to any Tax Return to be filed by Buyer for a Taxable Period beginning on or before the Closing Date, Buyer shall deliver, at least 10 days prior to the earlier of the actual filing date or the due date for filing of such Tax Return (including extensions), to the Shareholders a statement setting forth the amount of Tax for which the Shareholders are responsible pursuant to this Agreement, and copies of such Tax Return. The Shareholders shall have the right to review such Tax Return and, in the case of Tax Returns that relate to periods ending on or before the Closing Date, to direct Buyer to make any changes to such Tax Returns for which there is a reasonable basis.

          7.1.3  The Shareholders' Tax Return Filing Responsibilities

          (a) The Shareholders shall be responsible for, shall prepare or cause to be prepared, and shall timely file or cause to be timely filed, all Tax Returns of the SP Companies that are required to be filed for Taxable Periods ending on or before the Closing Date (taking into account extensions).

          (b) The Shareholders shall deliver to Buyer a copy of each Tax Return prepared by or on behalf of the SP Companies for which the Shareholders are responsible to file under this Section 7.1.3 within 10 days prior to the earlier of the actual filing date or the due date for filing such Tax Return (including extensions). Buyer shall have the right to review each such Tax Return and to direct the Shareholders to make any changes to each such Tax Return for which there is a reasonable basis.

7.2       TAX SHARING AND INDEMNIFICATION

          7.2.1  Taxable Periods Ending on or Before the Closing Date

          The Shareholders shall be liable for, shall pay or cause to be paid, and shall indemnify and hold the SP Companies and Buyer, and all of their respective directors, officers, employees and agents, harmless from: (a) any unaccrued Taxes with respect to the SP Companies for any Tax Period ending on or before the Closing Date; and (b) that portion of the Shareholders' liability determined under Section 7.2.3.

34 - STOCK PURCHASE AGREEMENT

          7.2.2  Taxable Periods Commencing after the Closing Date

          Buyer shall be liable for, shall pay or cause to be paid, and shall indemnify and hold the Shareholders harmless from: (a) Taxes with respect to the SP Companies for any Taxable Period commencing after the Closing Date; and
(b) that portion of Buyer's liability determined under Section 7.2.3.

          7.2.3 Taxable Periods Commencing before the Closing Date and Ending After the Closing Date

          Each of the SP Companies shall close its books and records as of the Closing Date. The Shareholders, the SP Companies and Buyer will, to the extent permitted by applicable law, elect with the relevant Governmental Authority to close the Taxable Periods of the SP Companies as of the Closing Date. In any case where applicable law does not permit the SP Companies to close their Taxable Periods as of the Closing Date, Taxes for such Taxable Periods shall be allocated between the Shareholders and Buyer as follows: (a) with respect to Taxes based on income, the Shareholders shall be responsible for all Taxes on income of the SP Companies attributable to operations prior to the Closing Date for which accruals are not reflected in the Closing Balance Sheet, (b) with respect to Taxes based on sales or similar transactions and ad valorem Taxes, Buyer shall be responsible for all such Taxes other than Taxes attributable to sales or property ownership prior to the Closing Date for which accruals are not reflected in the Closing Balance Sheet, and (c) with respect to any other Taxes not described in (a) or (b) above, based on a method mutually acceptable to the Shareholders and Buyer.

          7.2.4  Refunds and Tax Benefits.

          Any tax refunds that are received by Buyer or either of the SP Companies, and any amounts credited against tax to which the Buyer or either of the SP Companies become entitled, that relate to Tax Periods or portions thereof ending on or before the Closing Date shall be for the account of the Shareholders, and Buyer shall pay over to the Shareholders as additional Purchase Price any refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against tax by a taxing authority to the Buyer or either of the SP Companies of any accrued tax liability on the Closing Balance Sheet, Buyer shall pay such amount to the Shareholders as additional Purchase Price within fifteen (15) days after receipt or entitlement thereto.

7.3       COOPERATION

          The Shareholders and Buyer shall reasonably cooperate, and shall cause their respective Tax Affiliates, officers, employees, agents, auditors, and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all Taxable Periods relating to Taxes. Buyer shall notify the Shareholders within 15 days of receipt of any federal

35 - STOCK PURCHASE AGREEMENT
or state taxing agency audit of or assessment against either of the SP Companies involving any tax year or Tax Period in which the Shareholders were shareholders of the SP Companies. The Shareholders shall have the right to participate in the defense of such audit or assessment and the same shall not be settled without the prior written approval of the Shareholders.

                                   ARTICLE 8

                      ADDITIONAL AGREEMENTS AND COVENANTS

8.1       ACCESS TO RECORDS AND PERSONNEL AFTER CLOSING

          8.1.1 For a period of six (6) years after the Closing Date, the Shareholders and their Authorized Representatives shall have reasonable access to all books and records of the SP Companies, and to all Employees having Knowledge with respect thereto, to the extent that such access may reasonably be required by the Shareholders in connection with matters relating to matters as to which the Shareholders are required to provide indemnification under this Agreement. Such access shall be provided at no cost to the Shareholders upon receipt of reasonable advance notice and during normal business hours, provided such access does not unduly disrupt the SP Companies' normal business operations. The Shareholders shall be solely responsible for any costs or expenses incurred by the Shareholders pursuant to this Section.

          8.1.2 For a period of six (6) years after the Closing Date, Buyer and its Authorized Representatives shall have reasonable access to all of the books and records relating to the SP Companies which the Shareholders or any of their Authorized Representatives may retain after the Closing Date. Such access shall be afforded by the Shareholders and their Authorized Representatives upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section.

8.2       FURTHER ASSURANCES

          Each party will cooperate in good faith with each other party and will take all appropriate action and execute any agreement, instrument or other writing of any kind which may be reasonably necessary or advisable to carry out and confirm the transactions contemplated by this Agreement (including, but not limited to, obtaining Consents from any Person from whom a Consent is not obtained on or before the Closing).

36 - STOCK PURCHASE AGREEMENT

8.3       RELEASE OF OBLIGATIONS UNDER LOAN AGREEMENT

          Immediately after the SP Companies pay off all outstanding indebtedness of such companies under that certain Amended and Restated Loan and Security Agreement dated July 1, 1997 (the "Loan Agreement"), the Shareholders shall cause the SP Companies to be released from any and all liability or obligations under the Loan Agreement.

8.4       PATENT ASSIGNMENT

          Promptly after the Closing Date, Philip C. Lewis ("Lewis") will execute and deliver all documents necessary to effect an assignment to P&H Tube of all rights, title and interest that Lewis may have in United States Patent No. 5,040,831.

8.5       NONCOMPETITION, NONSOLICITATION AND CONFIDENTIALITY

          8.5.1 Lewis acknowledges that, on and after the Closing Date, Buyer will continue to conduct the Business previously conducted by the SP Companies. In order to protect Buyer, and Buyer's investment in the SP Companies, it is necessary that Lewis refrain from direct or indirect competition with Buyer and the SP Companies.

          8.5.2 Lewis agrees that, for a period of five (5) years from the Closing Date, Lewis shall not, and Lewis shall cause his Affiliates not to, (a) Compete with Buyer or the SP Companies in the Restricted Territory; (b) employ or Solicit the employment of any Person who is employed by the SP Companies at the date of this Agreement or who was employed by the SP Companies within the past twelve (12) months; (c) directly or indirectly canvass or Solicit business in competition with the Business from any Person who during the past three (3) years shall have been a customer of the SP Companies, or from any Person which Lewis has reason to believe might in the future become a customer of the SP Companies as a result of marketing efforts, contacts or other facts and circumstances of which Lewis has Knowledge; (d) willfully dissuade or discourage any Person from using, employing or conducting business with Buyer or the SP Companies; (e) use or disclose to any Person, directly or indirectly, any information concerning the names, addresses and telephone numbers of the employees, suppliers or customers of the SP Companies; (f) Solicit or in any manner attempt to induce or encourage any Person to leave the employment of the SP Companies or cease or reduce their business or commercial relationship with the SP Companies; (g) disrupt or interfere with, or seek to disrupt or interfere with, the business or contractual relationship between either of the SP Companies and any supplier who during the past three (3) years shall have supplied components, materials or services to Buyer or the SP Companies; and (h) aid any other Person in doing anything described in this Section.

          8.5.3  As used in this 8.5:

                 (a) the term "Business" means the manufacture, distribution or sale of any products being sold by the SP Companies or Northwest Pipe Company as of the date of this Agreement.

37 - STOCK PURCHASE AGREEMENT

                 (b) the term "Compete" means to engage or attempt to engage in the Business or any other business activity which is the same as, or substantially similar to or directly or indirectly competitive with, the Business, or to directly or indirectly:

                      (i)   have any financial interest in;

                      (ii) join, operate, control or participate in, or be connected as an agent, trustee, independent contractor, partner, shareholder or other equity owner of (except as holder of not more than one percent of the outstanding partnership units, stock or other equity of any class of a limited partnership, corporation or other Person, the units, stock or other equity of which is actively publicly traded);

                      (iii) provide services in any capacity to those participating in the ownership, management, operation or control of; or

                      (iv) act as a consultant or subcontractor to, any Person engaged or attempting to engage in the Business or any other business activity which is the same as, or substantially similar to or directly or indirectly competitive with, the Business;

          (c) the term "Restricted Territory" means the United States, Canada and Mexico; and

          (d) the term "Solicit" includes, without limitation, (1) responding to requests for proposals and invitations for bids; (2) initiating contacts with customers or prospects for the purpose of advising them that the Person making the solicitation is available for business which is competitive with the Business, and (3) participating in joint ventures or teaming agreements or acting as a consultant or subcontractor or employee of others who directly solicit business prohibited by this Section 8.5.

          8.5.4 Lewis agrees that the territorial, time and other limitations contained in this Section 8.5 are reasonable and properly required for the adequate protection of the business and affairs of Buyer and the SP Companies, and in the event that any one or more of such territorial, time or other limitations is found to be unreasonable by a court of competent jurisdiction, Lewis agrees to submit to the reduction of these territorial, time or other limitations to such an area, period or otherwise as the court may determine to be reasonable. In the event that any limitation under this Section 8.5 is found to be unreasonable or otherwise invalid in any jurisdiction, in whole or in part, Lewis acknowledges and agrees that such limitation shall remain and be valid in all other jurisdictions.

          8.5.5 The Shareholders have had access to, and have gained knowledge with respect to the Business and the SP Companies, and the related trade secrets, financial results and information, processes and techniques, plans, research, designs, concepts, methods of doing business and information concerning customers and suppliers, and other valuable and confidential information, which is not generally known to the public (the "Confidential Information"). The

38 - STOCK PURCHASE AGREEMENT
parties acknowledge that unauthorized disclosure or misuse of the Confidential Information following the date of this Agreement may cause irreparable damage to Buyer and the SP Companies. The parties also agree that covenants by the Shareholders not to make unauthorized disclosures of the Confidential Information are essential to the growth and stability of the SP Companies. Accordingly, each Shareholder agrees that such Shareholder shall not use or disclose directly or indirectly or cause or permit to be used or disclosed any Confidential Information to any Person other than Buyer or the SP Companies.

          8.5.6 Nothing in Section 8.5.5 shall prevent the Shareholders from using or disclosing any such Confidential Information as counsel to the Shareholders advises must be used or disclosed in connection with ongoing litigation or pursuant to applicable law or in the course of a defense of a claim assumed by Lewis as an Indemnity Obligor pursuant to Section 9.4, notice of which disclosure shall be promptly delivered to Buyer.

          8.5.7 Each Shareholder acknowledges that Buyer and the SP Companies may suffer damages incapable of ascertainment in the event the provisions of this Section 8.5 are breached and that they may be irreparably damaged in the event that the provisions of this Section 8.5 are not enforced. Therefore, should any dispute arise with respect to the breach or threatened breach of any provision of this Section 8.5, each Shareholder agrees and consents that, in addition to any and all other remedies available to Buyer, an injunction or restraining order or other equitable relief may be issued or ordered by a court of competent jurisdiction restraining any breach or threatened breach of any provision of this Section 8.5.


                                   ARTICLE 9

                         SURVIVAL AND INDEMNIFICATION

9.1       SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

          9.1.1 All representations and warranties by the Shareholders and the SP Companies contained in this Agreement shall survive the Closing Date for the duration of the Claims Period.

          9.1.2 All covenants and agreements by the Shareholders and the SP Companies contained in this Agreement including, without limitation, the indemnification obligations contained in this Article, shall survive the Closing Date until fully performed or discharged.

          9.1.3 All representations and warranties by Buyer contained in this Agreement shall survive the Closing Date for the duration of the Claims Period.

          9.1.4 All covenants and agreements by Buyer contained in this Agreement including, without limitation, the indemnification obligations contained in this Article, shall survive the Closing Date until fully performed or discharged.

39 - STOCK PURCHASE AGREEMENT

          9.1.5 Except for any remedy of specific performance or any other equitable remedy (excluding an equitable remedy involving the payment of money damages) to which any party may be entitled, and except in the case of fraud or any action required to enforce the indemnification provisions of this Agreement, the indemnification provisions set forth in this Article 9 shall provide the sole and exclusive rights and remedies under which a party to this Agreement may assert a claim against another party with respect to (i) any and all breaches of any representation or warranty contained herein made to the party asserting the claim, (ii) any and all breaches of covenants contained herein made to such party under this Agreement, or (iii) any other claim, action, demand, loss, cost, expense, liability, including environmental liabilities, penalty or other damage relating to or arising out of this Agreement.

9.2       INDEMNIFICATION BY THE SHAREHOLDERS

          9.2.1 The Shareholders, jointly and severally, hereby agree, except in the case of any breach of, or inaccuracy in, any representation or warranty by a Shareholder as set forth in Article 4, in which case each Shareholder hereby severally agrees, to defend, indemnify and hold harmless Buyer and the SP Companies from, against and in respect to any Loss suffered or incurred by Buyer or the SP Companies by reason of (i) a breach of, or inaccuracy in, any representation or warranty by the Shareholders or the SP Companies contained in this Agreement, (ii) the nonfulfillment of any covenant or agreement by the Shareholders or the SP Companies contained in this Agreement, (iii) all Proceedings incident to any of the foregoing. Any claim for indemnification pursuant to this Section 9.2.1 must be initiated during the Claims Period.

          9.2.2 The Shareholders, jointly and severally, hereby agree, to defend, indemnify and hold harmless Buyer and the SP Companies from, against and in respect to (i) any and all Litigation Liabilities, (ii) any and all Preexisting Liabilities, and (iii) any and all Environmental Liabilities. The amount for which the Shareholders shall be liable for Environmental Liabilities shall not be subject to the Shareholders Minimum Amount and shall not exceed $2,500,000. The Shareholders shall be liable on a dollar for dollar basis for the first $1,750,000 of Environmental Liabilities and shall be liable for one half of each dollar of Environmental Liabilities in excess of $1,750,000 up to a maximum aggregate liability of $2.5 million. Any claim for indemnification with respect to Preexisting Liabilities must be initiated during the Claims Period. The Claims Period shall not apply to any claim for indemnification with respect to Litigation Liabilities and such a claim may be initiated at any time. Any claim for indemnification with respect to Environmental Liabilities must be initiated on or before the third anniversary of the Closing Date. Promptly after the third anniversary of the Closing Date, Buyer and the Shareholders shall meet and endeavor to agree on the amount required to resolve any outstanding claims for indemnification for Environmental Liabilities ("Environmental Accrual"), and the balance of the Environmental Liabilities Fund (as defined in the Escrow Agreement) in excess of any such agreed Environmental Accrual, if any, shall be paid to the Shareholders by the Escrow Agent. If Buyer and the Shareholders cannot so agree, the parties shall submit their dispute to arbitration pursuant hereto, and following a determination by arbitration of the Environmental Accrual, the balance of the Environmental Liabilities Fund in excess of any such arbitrated Environmental Accrual, if any, shall be paid to the Shareholders.

40 - STOCK PURCHASE AGREEMENT

          9.2.3 The Shareholders shall be liable under this Section 9.2 to the extent that the aggregate amount of the Losses incurred by reason of the matters described in this Section 9.2 exceeds $300,000 (the "Shareholders Minimum Amount"), and the aggregate amount payable by the Shareholders as indemnification pursuant to this Section 9.2 shall be limited to 50% of the Purchase Price as adjusted by the Purchase Price Adjustment. Notwithstanding the foregoing, the limitations set forth in the preceding sentence shall not apply to any claim for indemnification with respect to Litigation Liabilities or to any claim for indemnification with respect to any Loss suffered or incurred by Buyer or the SP Companies (i) by reason of any breach of, or inaccuracy in, the representations and warranties contained in Section 4.2 or (iii) by reason of fraud. The amount payable by the Shareholders under this Section 9.2 shall be net of any insurance proceeds recovered by Buyer or the SP Companies in connection with the facts giving rise to Buyer's right to indemnification.

9.3       INDEMNIFICATION BY BUYER

          Buyer hereby agrees to defend, indemnify and hold harmless the Shareholders from, against and in respect of any Loss suffered or incurred by the Shareholders by reason of (i) a breach of, or inaccuracy in, any representation or warranty by Buyer contained in this Agreement, or (ii) the nonfulfillment of any covenant or agreement by Buyer contained in this Agreement, and (iii) all Proceedings incident to any of the foregoing. Buyer shall be liable under clauses (i), (ii) and (iii) of the preceding sentence to the extent that the aggregate amount of the Losses incurred by reason of the matters described in such clauses exceeds $300,000 ("Buyer's Minimum Amount").

9.4       NOTIFICATION AND DEFENSE OF CLAIMS OR ACTIONS

          9.4.1 As used in this Section, any party seeking indemnification pursuant to this Section is referred to as an "Indemnified Party" and any party from whom indemnification is sought pursuant to this Section is referred to as an "Indemnity Obligor." An Indemnified Person which proposes to assert the right to be indemnified under this Article shall, pursuant to the notice provisions of this Agreement, submit a written demand for indemnification setting forth in summary form the facts as then known which form the basis for the claim for indemnification.

          9.4.2 With respect to claims based on actions by third parties, an Indemnified Party shall, within twenty (20) days after the receipt of notice of the commencement of any Proceeding against it in respect of which a claim for indemnification is to be made against an Indemnity Obligor, notify the Indemnity Obligor in writing of the commencement of such Proceeding, enclosing a copy of all papers served; provided, however, that the failure to so notify the Indemnity Obligor of any such Proceeding shall not relieve the Indemnity Obligor from any liability which it may have to the Indemnified Party, except to the extent that the Indemnity Obligor is prejudiced thereby. Thereafter, the Indemnified Party shall deliver to the Indemnity Obligor, within twenty (20) days after receipt by the Indemnified Party, copies of all further notices relating to such claim.

41 - STOCK PURCHASE AGREEMENT

          9.4.3 If a third-party claim is made for which an Indemnified Party is entitled to indemnification pursuant to this Article, the Indemnity Obligor will be entitled to participate in the defense of such claim and, if it so chooses, and provided that it acknowledges its obligation to indemnify the Indemnified Party, to assume primary responsibility for the defense of such claim with counsel selected by the Indemnity Obligor and not reasonably objected to by the Indemnified Party. Should the Indemnity Obligor assume the defense of such claim, the Indemnity Obligor will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of such claim.

          9.4.4 If the Indemnity Obligor assumes the defense of a third-party claim as set forth in Section 9.4.3, then (i) in no event will an Indemnified Party admit any liability with respect to, or settle, compromise or discharge, any such claim without the Indemnity Obligor's prior written consent and (ii) each Indemnified Party shall be entitled to participate in, but not control, the defense of such claim with its own counsel at its own expense. If the Indemnity Obligor does not assume the defense of any such claim, an Indemnified Party may defend such claim in a manner as it may deem appropriate (including, but not limited to, settling such claim, after giving twenty (20) days prior written notice of such settlement to the Indemnity Obligor, on such terms as the Indemnified Party may deem appropriate).

          9.4.5 In the event that any claim for indemnification is made with respect to any third-party claim pursuant to this Article, (i) the party assuming primary responsibility for the defense of such claim shall at all times keep the other party informed as to the status of such claim and (ii) the party not primarily responsible for the defense of such claim shall cooperate fully with the other party in connection with such defense.

9.5       USE OF ESCROW FUNDS FOR INDEMNIFICATION

          In the event that Buyer is entitled to indemnification from the Shareholders pursuant to Section 9.2, Buyer shall first seek payment from available Escrow Funds in accordance with the terms and conditions of the Escrow Agreement.

9.6       RELIANCE

          No disclosure by any party ("Disclosing Party") to this Agreement nor any investigation made by or on behalf of another party with respect to the Disclosing Party shall be deemed to affect the other party's reliance on the respective representations and warranties contained in this Agreement and shall not effect a waiver of that party's rights to indemnity as herein provided for the breach of any of said representations and warranties.

9.7       PURCHASE PRICE ADJUSTMENTS

          Notwithstanding anything in this Agreement to the contrary, the Shareholders shall not have any liability pursuant to this Article 9 for any Loss if and to the extent that Buyer has already been compensated for the same Loss through a reduction in the Purchase Price pursuant to the operation of
Section 2.4.

42 - STOCK PURCHASE AGREEMENT

                                  ARTICLE 10

                              GENERAL PROVISIONS

10.1      EXPENSES

          The Shareholders shall bear all expenses incurred by the Shareholders and the SP Companies in connection with the Transaction, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by the Shareholders or the SP Companies. Buyer shall bear all expenses incurred by Buyer in connection with the Transaction, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by Buyer.

10.2      PUBLIC ANNOUNCEMENTS

          To the extent reasonably requested by any party, each party will consult with and provide reasonable cooperation to the others in connection with the issuance of any press release or other public announcements describing the Transaction.

10.3      NOTICES, ETC.

          All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by facsimile and confirmed by return facsimile, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

     IF TO THE SHAREHOLDERS      WITH A COPY TO:
     OR THE SP COMPANIES

     Philip C. Lewis             Gene G. Lewis
     6307 Toledo                 Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
     Houston, TX 77008           600 Travis Street, Suite 3400
     Telephone: 713-863-4300     Houston, TX  77002
     Facsimile: 713-863-4313     Telephone: 713-226-1200
                                 Facsimile: 713-223-3717

43 - STOCK PURCHASE AGREEMENT

     IF TO BUYER:                WITH A COPY TO:

     Brian W. Dunham             Gregory E. Struxness, Esq.
     President                   Ater Synne Hewitt Dodson & Skerritt, LLP
     Northwest Pipe Company      220 S.W. Columbia, Suite 1800
     12005 N. Burgard            Portland, OR  97201
     Portland, OR  97203         Telephone: 503-226-1191
     Telephone: 503-240-4332     Facsimile: 503-226-0079
     Facsimile: 503-240-6615

or to such other address as such partry shall have designated by notice so given to each other party.

10.4      ATTORNEYS' FEES

          If a Proceeding is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees incurred in connection with such Proceeding as fixed by the trial court, and if any appeal is taken from the decision of the trial court, reasonable attorneys' fees as fixed by the appellate court.

10.5      SEVERABILITY

          If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

10.6      REMEDIES

          10.6.1 In addition to any other remedies which Buyer may have under this Agreement, the Shareholders hereby agree that Buyer and the SP Companies shall each have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Agreement specifically performed by the Shareholders and that subject to any provisions of this Agreement relating to venue, Buyer shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States or of any state or other political subdivision thereof.

          10.6.2 Subject to Section 9.1.6, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

44 - STOCK PURCHASE AGREEMENT

10.7      NO THIRD-PARTY BENEFICIARIES

          Subject to Section 10.9.3 below, this Agreement is not intended to be for the benefit of and shall not be enforceable by any Person who or which is not a party hereto.

10.8      GOVERNING LAW

          This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of Oregon, without regard to principles of conflict of laws.

10.9      ASSIGNMENT AND BINDING EFFECT

          10.9.1 Buyer shall have the right to assign this Agreement, in whole or in part, to any Affiliate of Buyer or to designate any of its Affiliates (to the extent permitted by law) to receive directly the Shares or to exercise any of the rights of Buyer, or to perform any of its obligations. Except as provided in the preceding sentence, the Shareholders, the SP Companies and Buyer shall not assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect. In no event shall the assignment by the Shareholders, the SP Companies or Buyer of its respective rights or obligations under this Agreement, whether before or after the Closing, release the Shareholders, the SP Companies or Buyer from its respective liabilities and obligations hereunder.

          10.9.2 Buyer shall notify the Shareholders at least three (3) business days prior to the Closing in whose name the certificates representing the Southwestern Stock and the P&H Tube Stock are to be transferred, if other than Buyer. Prior to or upon delivery of such certificates, such Affiliate shall execute and deliver to Buyer, the Shareholders and the SP Companies representations, warranties and covenants substantially to the effect as set forth in Section 6.5 hereof.

          10.9.3 Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and assigns.

10.10     ARBITRATION

          Except as otherwise provided in this Agreement, all claims, disputes and other matters in question between the parties to this Agreement arising out of or in any way relating to this Agreement or the breach thereof shall be determined by arbitration in Portland, Oregon in accordance with the rules of the American Arbitration Association then in effect unless the parties mutually agree in writing to waive this provision. Notice of demand for arbitration shall be filed in writing with the other party or parties to this Agreement and with the American Arbitration Association in Portland, Oregon. The demand shall be made within reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for

45 - STOCK PURCHASE AGREEMENT
arbitration be made after the date when the institution of legal or equitable proceedings based upon such claim, dispute or other matter in question would be barred by this Agreement or by the applicable statute of limitations. The arbitration shall be before a single arbitrator mutually agreed upon by the parties who shall interpret this Agreement in accordance with the internal laws of the State of Oregon. In the event that the arbitrator cannot be mutually agreed upon, such arbitrator shall be selected in accordance with the rules of the American Arbitration Association. The opinion of the arbitrator shall be made in writing and mailed to each party within 30 days after the date in which the dispute was referred to arbitration and the determination of the arbitrator(s) shall be final and binding on all parties. All of the costs and expenses of the arbitration shall be borne equally by Buyer and the SP Companies or in such other manner as the arbitrator may determine to be appropriate.

10.11     SHAREHOLDERS' REPRESENTATIVE

          Each of the Shareholders hereby appoints Philip C. Lewis to act as the agent and attorney-in-fact of such Shareholder in consummating the transactions contemplated by this Agreement, for the receipt of any notices pursuant hereto and for the execution and delivery for and on behalf of such Shareholder of any waivers, agreements, papers, instruments and other instruments as such agent and attorney-in-fact deems necessary or appropriate in connection with the transactions contemplated hereby. Buyer is hereby authorized to rely on the action of such agent and attorney-in-fact as the act of each such Shareholder. This appointment shall be coupled with an interest and shall be irrevocable and binding in all respects upon each of the Shareholders and his, her or its respective successors, assigns, heirs and personal representatives.

10.12     ENTIRE AGREEMENT

          This Agreement (including the exhibits and schedules hereto and the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

10.13     COUNTERPARTS

          This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies, each signed by less than all, but together signed by all, the parties hereto.

10.14     AMENDMENT

          This Agreement may be amended only by an instrument in writing signed on behalf of each of the parties hereto.

46 - STOCK PURCHASE AGREEMENT

          IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties set forth below.

          BUYER:                           NORTHWEST PIPE COMPANY

                                           By /s/ Brian W. Dunham
                                              ----------------------------------
                                              Brian W. Dunham, President


          SOUTHWESTERN:                    SOUTHWESTERN PIPE, INC.

                                           By /s/ Philip C. Lewis
                                              ----------------------------------
                                              Philip C. Lewis, President


          P&H TUBE:                        P&H TUBE CORPORATION

                                           By /s/ Philip C. Lewis
                                              ----------------------------------
                                              Philip C. Lewis, President


          SHAREHOLDERS:                    LEWIS FAMILY INVESTMENT
                                           PARTNERSHIP, LTD.

                                           By /s/ Philip C. Lewis
                                              ----------------------------------
                                              Philip C. Lewis, General Partner


                                           /s/ Philip C. Lewis
                                           -------------------------------------
                                           Philip C. Lewis, Individually


                                           /s/ Hosea E. Henderson
                                           -------------------------------------
                                           Hosea E. Henderson


                                           /s/ Don S. Brzowskie
                                           -------------------------------------
                                           Don S. Brzowskie


                                           /s/ William H. Cottle
                                           -------------------------------------
                                           William H. Cottle

          SHAREHOLDERS:                    /s/ Barry J. DeBroeck
                                           -------------------------------------
                                           Barry J. DeBroeck


                                           /s/ Horace M. Jordan
                                           -------------------------------------
                                           Horace M. Jordan


                                           /s/ William B. Stuessy
                                           -------------------------------------
                                           William B. Stuessy

                                   EXHIBIT A

                                          SOUTHWESTERN PIPE,     P&H TUBE CORPORATION
SHAREHOLDER                               INC. COMMON STOCK          COMMON STOCK
-----------                               ------------------     --------------------
Philip C. Lewis.........................        80,190                  120,285
Lewis Family Investments Partnership....        38,610                   57,915
Don S. Brzowskie........................         3,600                    5,400
William H. Cottle.......................         5,000                    7,500
Barry J. DeBroeck.......................         4,000                    6,000
Hosea E. Henderson......................         3,400                    5,100
Horace M. Jordan........................         5,000                    7,500
William B. Stuessy......................        10,000                   15,000
                                               -------                  -------
          TOTAL                                149,800                  224,700